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Exhibit 10.7

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked "[***]" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

COMMON SHORT CODE LICENSE AGREEMENT

BETWEEN

CELLULAR TELECOMMUNICATIONS & INTERNET ASSOCIATION

AND

NEUSTAR, INC.

Effective October 17, 2003

COMMON SHORT CODE LICENSE AGREEMENT

This COMMON SHORT CODE LICENSE AGREEMENT ("Agreement") is made and entered into October 17, 2003 ("Effective Date") by and between the Cellular Telecommunications & Internet Association ("CTIA" or "Licensor"), a District of Columbia non-profit corporation, located at 1250 Connecticut Avenue, NW, Suite 800, Washington, D.C. 20036, and NeuStar, Inc., a Delaware Corporation, having offices at 46000 Center Oak Plaza, Sterling, Va. 20166 ("Registry" or "Licensee").

WHEREAS, CTIA is a non-profit trade association providing an array of professional services, information and programs for its member companies related to wireless telecommunications services and technology;

WHEREAS, a significant number of CTIA member companies already provide Short Codes, and intend to provide, Common Short Code services in the United States and have recognized the need to harmonize technical requirements and functionalities across a variety of applications among all participating carriers;

WHEREAS, as part of the process of harmonizing technical requirements and functionalities, representatives of those CTIA member companies, acting through CTIA in the form of a Common Short Code Working Group, are developing technical requirements and functionality of the CSC Administration platform to ensure that the platform meets carrier requirements for providing CSC services in the United States;

WHEREAS, the CTIA Common Short Code Working Group has also recognized that it is in the best interests of the industry for a single party to administer a catalog of certain Common Short Codes, subject to the Industry Reserved Rights (as defined below), the right to assign the Common Short Codes contained in that catalog to various parties wishing to use such Codes, other CSC Data (as defined below), CSC Enhancements (as defined below), and such other rights with respect to Common Short Codes as are necessary to permit Common Short Code services to be uniformly provided industry-wide and to be uniformly available nationwide (collectively, the "CSC Registry Rights");

WHEREAS, the CTIA Board of Directors, acting on behalf of all participating members of the industry, has appointed CTIA to serve as the Common Short Code Administrator;

WHEREAS, Registry is a leading provider of neutral, third party clearinghouse services to the telecommunications industry, and provides an array of services, including numbering and registry services, that enable communications networks to interoperate;

WHEREAS, Registry wishes to develop and maintain a database of common short codes, to process common short code applications, and assign common short codes to applicants according to the rules set forth in the Assignment Guidelines, set forth as Exhibit E, to engage in other Registry Services on behalf of members of the wireless industry and other persons using Common Short Codes, and to provide other services in connection with the administration and implementation of the wireless industry's CSC Program;

WHEREAS, in order to provide such services, Registry wishes to license the CSC Registry Rights from CTIA in accordance with the terms and conditions set forth herein;

WHEREAS, the Common Short Code Working Group, acting on behalf of all participating members of the industry and pursuant to the Industry-Reserved Rights, has informed CTIA of its consent to a license of the CSC Registry Rights to Registry during the term of this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants contained herein, it is hereby agreed as follows:

        1.     DEFINITIONS.    For purposes of this Agreement, unless otherwise defined in this Agreement, the following definitions shall apply:

        1.1.  The term "Agreement" means all the terms and conditions contained herein, including any Exhibit, appendix, attachment or documents referenced herein or incorporated herein by reference,

including any and all amendments to this Agreement and each of the foregoing instruments. In the event of a conflict between or among the terms and conditions contained herein, in any Exhibit, appendix or attachment, the following shall control in descending order of precedence (a) the Assignment Guidelines, as set forth in Exhibit E, (b) the remaining Exhibits, and any documents attached to such Exhibits; and (c) the terms and conditions contained herein.

        1.2.  The Term "Applicant" or "Applicants" mean, individually or collectively, any and all entities which access and/or use the Registry Services, for purposes of ultimately registering a CSC through Registry.

        1.3.  "Application Providers" are entities responsible for providing the application for a CSC service. For some applications, the Application Provider and the Connection Aggregator may be the same entity.

        1.4.  "Assignment Guidelines" means the document entitled "Common Short Code Guidelines v. 1.1", dated October 16, 2003, attached hereto as Exhibit E, which sets forth the requirements for the administration and implementation of CSCs.

        1.5.  The term "Billing Cycle" means any calendar month, or portion thereof, during which Registry Services are rendered hereunder.

        1.6.  The term "Business Day" means Monday through Friday of each week, excluding New Year's Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, and December 24th and the 25th.

        1.7.  The "Carrier" is any entity that offers Commercial Mobile Radio Service ("CMRS") as such term is defined by the Federal Communications Commission.

        1.8.  The "Commencement-of-Service Date" means the date on which the Registry Services are first-made available to the CSC Service Users.

        1.9.  "Common Short Code" or "CSC" shall mean the certain pool of numeric digits that are utilized through the CTIA and harmonized across all Carriers participating in the distribution of CSCs, allowing communication to and from a particular application.

        1.10. "Common Short Code Administrator" or "CSCA" refers to the Cellular Telecommunications & Internet Association, a party to this Agreement, or any assignee of it under Section 15.

        1.11. The term "Confidential Information" shall have the meaning set forth in Section 11.

        1.12. A "Content Provider" shall be an entity that owns or has the right to content and licenses such content to the Application Provider for delivery to the End User. For some applications, the application provider and the content provider may be the same entity.

        1.13. A "Connection Aggregator" shall be an entity that provides connectivity to Carrier networks for Application Providers. For some applications, the Connection Aggregator and Application Provider may be the same entity.

        1.14. "CSC Data" means all data maintained in electronic form, and shall include all data used to provide Registry Services submitted by Applicants and/or Registrants concerning CSC registrations. For the purposes of this Agreement, the definition of CSC Data shall include the actual CSC Data along with the format of such CSC Data as well as the associated CSC Data dictionary.

        1.15. "CSC Service Users" means any entity that accesses and/or uses the Registry Services, including, but not limited to Carriers, Applicants, Registrants, Application Providers, Connection Aggregators and Content Providers.

        1.16. "CSC Enhancement" means any Enhancement made by Registry, in accordance with procedures set forth in Article 9, at the request of CTIA, in its capacity as CSCA, in order to adapt the CSC Service to specific requirements of Carriers or other participating members of the wireless telecommunications industry communicated to CTIA.

        1.17. "CSCA Royalties" shall be the compensation to CTIA, in its capacity as CSCA, for Registry's use of the CSC Registry Rights, other confidential information, and other intellectual property rights in the CSC program as provided in Article 4 below.

        1.18. The term "Documentation" means technical or user manuals and other similar written reference or instructional materials that relate to information about the CSC Services.

        1.19. The "Effective Date" is the date on which this Agreement is first signed on behalf of both Parties.

        1.20. "End Users" are the persons or entities that will utilize CSCs for communication with applications.

        1.21. The term "Enhancements" means changes or additions, other than Maintenance Modifications, to the Registry Services and related Documentation, including all new functionality that improve existing functions, add new functions, or significantly improve performance of the Registry Services.

        1.22. "Industry-Reserved Rights" means those rights as to the CSC Registry Rights retained by the participating members of the wireless telecommunications industry and exercisable on their behalf by the Common Short Code Working Group described in Article 5.

        1.23. The term "Intellectual Property" means rights afforded under patent, copyright, trade secret and trademark law, and any other statutory provision or common law doctrine, relating to rights in and to Software, designs, formulas, procedures, methods, ideas, inventions and improvements, works of authorship and other material, recordings, graphs, drawings, graphics, logos, reports, analyses, other writings, any information in any form and other property of any type not specifically listed herein, whether or not the foregoing are protected or protectable under Intellectual Property rights now or in the future.

        1.24. The term "Maintenance Modifications" means any modifications or revisions, other than Enhancements, to the Registry Software or Documentation that correct Defects or support new releases of the operating systems with which the Registry Software is designed to operate.

        1.25. The term "Normal Business Hours" means 9:00 a.m. to 8:00 p.m. Eastern Time during Business Days.

        1.26. The terms "Party" or "Parties" means CTIA and/or Registry.

        1.27. The term "Ramp-up Period" shall mean a period of six (6) months after the Commencement of Service Date.

        1.28. The term "Registrant" means an entity which has (a) been approved by Registry to sublease a CSC through the process set forth in Section 6.4 and the Assignment Guidelines and (b) entered into a Registrant Sublicense Agreement(s) with Registry in the form of Exhibit B hereto, to access CSCs.

        1.29. "Registrant Sublicense Agreement" means an agreement between Registry and a Registrant in accordance with this Agreement, and as initially set forth in Exhibit B.

        1.30. "Registry Database" means the infrastructure used to store the CSC Data. For the purposes of this Agreement, infrastructure includes, but is not limited to, engine, server, operating systems, applications, tools and associated source codes used to store the CSC Data.

        1.31. "Registry Fees" shall be those fees collected by Registry from Registrants for the performance of Registry Services pursuant to the license of the CSC Registry Rights granted by this Agreement.

        1.32. "Registry Services" means the total service solution provided by Registry as described in this Agreement and in the Assignment Guidelines, for providing, maintaining, administering, and operating an administration center and service management system for CSCs, including, but not limited to, the data processing system used to provide Registry Services, Registry Software (including any Enhancements or Maintenance Modifications), additional services permitted to be performed by

Registry pursuant to an amendment to this Agreement through the process set forth in Article 9, provision and maintenance of the CSCA Website, Registry utilities, hardware, Third Party software, peripherals, communications equipment and services, and other facilities used by Registry to provide Registry Services under this Agreement.

        1.33. "Registry Software" means all computer programming code created, written and developed for or in anticipation of the Registry Services in any form. If not otherwise specified, the Registry Software shall include object code and source code. The Registry Software shall include any Maintenance Modifications created by Registry from time to time, and shall include Enhancements thereto when added to the Registry Software.

        1.34. "Routing Services" means the association of CSC address information with Registrant information.

        1.35. The term "Service Levels" means the service levels for Registry Service specified in Exhibit G.

        1.36. The term "Software" means computer programs and related Documentation and includes application programs, operating system programs, utilities, templates, parameter tables and settings, interfaces to external programs, tools, program related data, and local area network management software.

        1.37. "Term" shall mean the Initial Term and any additional Subsequent Terms as set forth in Article 3.

        1.38. The term "Third Party" means any individual, corporation, partnership, association or other entity, other than the Parties hereto.

        1.39. The term "Unauthorized Access" includes (i) a breach of security on a system, local area network or telecommunications network which contains, processes or transmits proprietary CSC Service User Data or Confidential Information, or (ii) unauthorized or illegal activities by Registry, its employees, subcontractors or agents to obtain money or information from or through CTIA or any CSC Service User, or in any way to damage CTIA or any CSC Service User.

2.     LICENSE.

        2.1   During the term of this Agreement, Registry shall have the exclusive right to use, in accordance with the Assignment Guidelines and only for the pool of CSCs utilized through the CTIA, (the "License") (i) the CSC Registry Rights, and (ii) a logo specified by CTIA to designate that Registry has been exclusively licensed by CTIA to serve as the registry for CSCs, together with (iii) the non-exclusive right to link to pages and documents within the CSCA Website and otherwise use the CSCA Website (collectively, the "Licensed Materials"), solely in connection with the provision of Registry Services in the United States and other services directly related to the provision of Registry Services, provided that the use of the Licensed Materials is consistent with the licenses granted under this Agreement. The Parties acknowledge that, through the exercise of the rights granted to it by the License, Registry shall be the exclusive registry of the pool of CSCs in the United States utilized through the CTIA during the Term of this Agreement and shall have the right to state that it has been so designated by CTIA.

        2.2   Nothing in this Agreement shall be construed as granting to Registry a license to use any of CTIA's logos, trademarks, service marks, copyrighted materials or patents (collectively, CTIA's Intellectual Property), except as expressly set forth herein. Registry shall not modify or alter any of CTIA's Intellectual Property without the express written permission of CTIA. Any uses, modifications or alteration of CTIA's Intellectual Property shall be the sole property of CTIA and shall accrue to the benefit of CTIA exclusively.

        2.3   Pursuant to the License, Registry shall have a nontransferable, nonexclusive, right to copy, distribute, publish and modify all of the CSC Data, and CSC Enhancements for the sole purpose of providing the Registry Services, and for the provision of other services directly related to the provision of Registry Services, provided that such use is consistent with the rights granted by the License and this Agreement.

3.     TERM.

        3.1.  Initial Term. The initial term of this Agreement commences on the Effective Date and shall continue for a period of two (2) years from the end of the Ramp-up Period, unless otherwise terminated earlier in accordance with Article 16 of this Agreement. (the "Initial Term").

        3.2.  Renewal Terms. Thereafter, this Agreement shall automatically renew for successive two (2) year periods ("Renewal Terms"), on substantially the same terms and conditions as contained herein, unless (a) Registry is in material breach of this Agreement, and such breach has remained uncured for a period of fifteen (15) Business days; (b) Registry chronically fails to provide the Registry Services, as defined in Section 16.2 of this Agreement; (c) Registry is merged with or acquired by an entity which is unable to comply with the Code of Conduct; or (d) Registry otherwise ceases to be able to comply with the Code of Conduct, and such cessation continues for a period of thirty (30) days following the date that Registry first becomes aware of the event causing the cessation of neutrality.

4.     CSCA ROYALTIES.

        4.1   Amount. In consideration of Licensor's entering into this Agreement and Registry's License to use the Licensed Materials, Registry shall pay to Licensor the CSCA Royalties in an amount equal to the CSCA Royalty Percentage specified in Exhibit C-2 to this Agreement of the Registry Fees collected by Registry.

        4.2   Payment Schedule. For all Registry Fees received by Registry between the 1st and the 15th of each calendar month, Registry shall pay the applicable CSCA Royalties to Licensor by no later than the 15th of the following month. For all Registry Fees received by Registry between the 16th and the final day of the month, Registry shall pay the applicable CSCA Royalties to Licensor by no later than the final day of the following month. All payments to Licensor shall be in U.S. Dollars. The obligation to pay CSCA Royalties due hereunder shall survive the expiration or termination of this Agreement.

        4.3   Accounting. Registry shall provide CTIA with a complete accounting of all Registry Fees within thirty (30) days from the last day of each calendar quarter. The accounting shall include detailed information including the number of CSCs registered by Registrants, the subscription periods, the amount of Registry Fees due for the period, the amount of Registry Fees collected, any payments of Registry Fees outstanding, and if applicable, the amount of Registry Fees deferred for future periods.

        4.4   Audit Rights. Licensor shall have the right, upon fifteen (15) days' prior written notice to Registry, to cause an independent certified public accountant to inspect and audit the Registry records pertaining to this Agreement. Such audits may occur no more than two (2) times per calendar year, unless the Parties mutually agree to additional audits, which consent shall not be unreasonably withheld. The costs of such audit shall be paid by Licensor; provided, however, that if inspection shall reveal an underreporting of five percent (5%) or more of any fee category or CSCA Royalties due, Registry shall pay for the audit and any underpayment plus interest. Interest shall be calculated at the rate of three quarters percent (.75%) per month, or at the highest rate allowed by law, whichever is lower, from the date payment was due Licensor to the date Registry remits the underpayment. If Registry disagrees with the results of the audit, Registry and Licensor shall resolve the dispute in accordance with the provisions of Article 19 below. These audit rights shall continue for two (2) years after the expiration or termination of this Agreement.

        4.5   Record Retention. Registry shall maintain complete, clear, and accurate records concerning the invoices paid by or payable by Registrants for the Registry Services and the CSCA Royalties due and remitted to Licensor.

5.     INDUSTRY-RESERVED RIGHTS.

        5.1   Approval of Licensee. The Common Short Code Working Group, acting on behalf of the participating members of the wireless telecommunications industry, has consented to CTIA's licensing of NeuStar, Inc. to act as the Registry of CSCs pursuant to this Agreement. The Common Short Code Working Group retains the right to approve any assignment by Registry of its rights and obligations under this Agreement pursuant to Article 15 below, and any grant of a license to use the CSC Registry Rights to a successor provider of Registry Services in connection with the termination of this Agreement pursuant to Article 16 below.

        5.2   Regulatory and Legislative Considerations. As described in Article 18 below, the CSC Service Users are or may be subject to certain federal and state laws and regulations promulgated thereunder, as well as rules, regulations, orders, opinions, decisions and possible approval of the FCC and other regulatory bodies having jurisdiction or delegated authority over CSC Service Users and the CSC Service. The Common Short Code Working Group, acting on behalf of the participating members of the wireless telecommunications industry, has retained the right to direct CTIA, acting as the Common Short Code Administrator, to seek changes and modifications to this Agreement or to the Registrant Sublicense Agreement to reflect such regulatory and legislative considerations in accordance with Articles 9 and 18.

        5.3   Technology Changes. The Common Short Code Working Group, acting on behalf of the participating members of the wireless telecommunications industry, has retained the right to direct CTIA, acting as the Common Short Code Administrator, to seek changes and modifications to this Agreement or to the Registrant Sublicense Agreement to reflect the experience of members of the industry in the provision of CSC services or to reflect subsequent improvements in available technology that, in either case, indicate that changes should be made to the then-existing functionality of Registry Services. Any such changes or modifications shall be in accordance with Article 9 of this Agreement.

6.     REGISTRY SERVICES.

        6.1   In general. In accordance with the license granted by this Agreement, Registry represents that it shall provide the Registry Services in the manner described in this Article 6 and will use the Licensed Materials only to provide Registry Services in the manner so described. Registry represents to Licensor that it will commence the provision of the Registry Services to CSC Service Users in accordance with schedule provided in Exhibit A. In addition, Registry represents that it shall provide the Registry Services and other services directly related to the provision of Registry Services, to CSC Service Users, according to the applicable terms and conditions of this Agreement and, where applicable, in accordance with the Assignment Guidelines set forth in Exhibit E. Registry may use the Licensed Materials for the provision of Routing Services, provided that such use is consistent with the licensed granted under this Agreement. Furthermore, Registry will not utilize the Licensed Materials for any other purpose (other than as set forth above) except to provide additional services authorized from time to time by the execution of an amendment to this Agreement permitting the use of the Licensed Materials in connection with such additional services, as contemplated by Article 9. Registry also represents that it shall maintain the Registry Database, collect and process CSC applications and registrations, and provide access by the Carriers to the Registry Database in accordance with the Assignment Guidelines, set forth at Exhibit E. CTIA in no way represents itself as guarantor of the quality of the Registry Services to be provided by Registry. .

        6.2   Leases of CSCs. Individual CSCs will be leased by Registry at a rate per calendar month, for a minimum of three (3) months, to qualified CSC participants. CSCs shall initially be offered in three (3), six (6) and twelve (12) month terms.

        6.3   Types of CSCs.

    6.3.1
    In General. The specific- CSCs available for the catalog shall be as set forth in the Assignment Guidelines, and shall be assigned by Registry on a first-come, first-served basis from the list of available CSCs. The Parties may mutually agree to modify the form, type and range of such CSCs pursuant to an amendment to this Agreement in accordance with Article 9 of this Agreement.

    6.3.2
    Grandfathered CSCs. No later than fifteen (15) days prior to the Commencement of Service Date, Carriers may request CSCs to be reserved from the CSC pool, rendering them unavailable for general registration on the Commencement of Service Date as a CSC. Carriers may return Grandfathered CSCs to the available pool of CSCs at any time. Carriers may use Grandfathered CSCs within the pool of CSCs utilized through the CTIA for any purpose.

    6.3.3
    Random CSCs. Unless an Applicant selects one of the CSCs listed in Section 6.3.4, all CSCs shall be assigned on a random basis.

    6.3.4
    Selected CSCs. Selected CSCs shall be those CSCs that are specifically requested by an Applicant and Registered by a Registrant. Assignment of these CSCs shall be on a first-come, first-served basis, provided that those CSCs are available.

    6.3.5
    Carrier Reserved CSCs. In addition to the Grandfathered CSCs as set forth in Section 6.3.2 above, Carriers may request, after the Commencement of Service Date, CSCs that are otherwise available, to be removed from the general pool of registration. Carriers may return Carrier Reserved CSCs to the available pool of CSCs at any time. Carriers may use Carrier Reserved CSCs within the pool of CSCs utilized through the CTIA for any purpose.

        6.4   Process for Obtaining a CSC. The process for applying for and registering a CSC shall be as set forth in the Assignment Guidelines. The Parties may mutually agree to change, modify or alter such process at any time.

    6.4.1
    Registrant Sublicense Agreement

    6.4.1.1
    Registry shall enter into a registrant sublicense agreement with each Registrant ("Registrant Sublicense Agreement") (a) granting the Registrant the right to access individual CSCs for the specified term, and (b) entitling the Registrant to the applicable CSC Services. The Registrant Sublicense Agreement shall initially be in the form attached to this Agreement as Exhibit B and may only be modified by Registry with the consent of CTIA, which consent shall not be unreasonably withheld. Registry shall have the exclusive authority to enforce the terms and conditions of such Registrant Sublicense Agreement.

    6.4.1.2
    Registry shall be entitled to charge and collect the Registry Fees set forth in Exhibit C-1 and shall timely invoice and collect the Registry Fees from the Registrants. Registry reserves the right to amend the Registry Fees throughout the term of this agreement, provided that CTIA consents to such modifications, which consent shall not be unreasonably withheld. In addition, the prices may be increased through an amendment to this Agreement as approved by the Parties, with such approval not to be unreasonably withheld, to reflect demonstrated increases in the net costs of providing Registry Services arising from (a) new or revised specifications or policies adopted after the Effective Date, or (b) legislation or regulations specifically applicable to the provision of Registry Services adopted and in force after the Effective Date, to ensure that Registry recovers such costs and a reasonable profit thereon.

        6.5   Registry's Publication of CSC Data

    6.5.1
    At its expense, Registry shall provide free query-based access to up-to-date CSC Data concerning CSC registrations maintained by Registry. The data elements reported, format of responses to queries, query types supported, and protocols through which access is provided shall be as set forth in the Assignment Guidelines. Changes to the specifications may be made only with the mutual written consent of CTIA and Registry (which neither party shall unreasonably withhold) pursuant to an amendment to this Agreement in accordance with Article 9 of this Agreement.

    6.5.2
    To ensure operational stability, Registry may temporarily limit access under Subsection 6.5.1 in which case Registry shall immediately notify CTIA regarding the nature of, reason for, and a reasonably estimated period of time for temporarily limiting such access. Registry shall not continue the limitation longer than a period established by CTIA, if CTIA objects in writing. Such objection shall not be unreasonably made.

        6.6   CSCA Website.

    6.6.1
    During the Term of this Agreement, and any Subsequent Term, Registry shall maintain and host the website on which Registry Services are provided to CSC Service Users ("CSCA Website"). The Parties shall mutually agree on the format, design and look and feel of the CSCA Website. Notwithstanding the above, the initial CSCA Website shall contain the look and feel of the website currently located at http://www.wow-com.com ("CTIA Site") or such other look and feel as mutually agreed by the Parties. In addition to links to the CTIA Site, the CSCA Website shall contain links to Registry's website, located at www.neustar.biz along with references to "NeuStar, Inc." serving as the Registry for CSCs.

    6.6.2
    Registry agrees that it shall maintain the CSCA Website in accordance with the Service Levels, use commercially reasonable efforts to keep the CSCA Website free from defects in materials and workmanship, and remedy any failure of the CSCA Website, any other malfunction, defect or non-conformity in the product specifications and functions that impairs use of the CSCA Website in accordance with the Service Level Agreement, set forth in Exhibit G. Except as set forth in Section 16.2, the remedies set forth in the Service Level Agreement shall be the sole and exclusive remedies for violations of the Service Levels.

    6.6.3
    CTIA shall provide to Registry a reasonable privacy policy for use in connection with the CSCA Website. Such privacy policy will be posted conspicuously at the CSCA Website.

        6.7   Reserved Rights by the Registry. In addition to the reservation of right for the Registry in the Registrant Sublicense Agreement, the Parties acknowledge that Registry shall have the right to suspend access to the Registry Services by any CSC Service User, including but not limited to, a Carrier, that either (i) acts in a manner that is inconsistent with the Assignment Guidelines, or (ii) acts in a manner which prevents the Registry from performing its obligations under this Agreement and the Assignment Guidelines. In the event of such a suspension of a Carrier, Registry shall (a) consult with the CTIA regarding such action; and (b) offer such Carrier a reasonable period to cure such actions; provided that such actions by the Carrier do not threaten the stability or integrity of the Registry Services, as determined by Registry, in its sole discretion. In addition, Registry shall consent to an expedited dispute resolution process similar to the process set forth in Section 19.2 with any Carrier that disputes a suspension as set forth in this Section 6.7.

        6.8   Code of Conduct. Registry shall comply with its Code of Conduct attached as Exhibit F. Any changes to that Code of Conduct will require CTIA's approval.

        6.9   Provision of Registry Services; Service Level Adjustments. Registry shall use commercially reasonable efforts, which shall be no less than the prevailing industry standard for the performance of comparable Registry Services, to ensure that it provides the Registry Services in accordance with the Services Levels, attached hereto and incorporated herein. After the Ramp-up Period, in the event that Registry is unable to meet the Service Levels, Registry shall pay the associated Service Level penalty(ies) set forth in Exhibit G. Registry shall use commercially reasonable efforts to remedy any Service Level violation(s) expeditiously. Except in the case of Chronic Failure, as set forth in Section 16.2, the monetary penalty(ies) set forth in Exhibit G shall be the sole and exclusive remedy for failure to meet any of the Service Levels.

        6.10 Data Escrow.     All CSC Data will be backed up on a nightly basis either by full or incremental backups. Nightly backups will be contained in the automatic tape library providing a 24-hour worst case risk exposure. In addition, Registry shall combine each daily backup per month onto a monthly backup tape and will retain such tapes at a backup facility, at Registry's sole discretion, for a period of no less than two (2) years from expiration or termination of this Agreement. Furthermore, Registry shall provide to CTIA a copy of such CSC Data once per month, or more often as the Parties mutually agree, in human (comma delimited ASCII) readable form.

        6.11 Security/Unauthorized Access. Registry agrees to take reasonable steps to develop and maintain the security of the servers that hosts the CSCA Website, which measures shall not be less than the measures taken by Registry to protect the security and integrity of Registry's website, so as not to compromise the security and integrity of CTIA's computer network and the CTIA Site, or cause the CTIA Site or any component thereof to be erased, become inoperable, incapable of processing or affect operations of CTIA's computer network. In addition, Registry shall maintain and enforce safety and physical security procedures at a level consistent with the level of security provided with respect to any other comparable service provided to Registry's customers. In the event Registry becomes aware of an Unauthorized Access to CSC Data or the Registry Services, Registry shall immediately (i) notify CTIA in writing; (ii) investigate the Unauthorized Access; and (iii) subject to reasonable access, security, and confidentiality requirements, provide CTIA and its respective designees with reasonable access to all resources and information in Registry's possession as may be necessary to investigate the Unauthorized Access, including the results of such investigation.

7.     OWNERSHIP AND LICENSE OF INTELLECTUAL PROPERTY.

        7.1   Ownership of CSC Registry Rights. As between CTIA and Registry, CTIA shall, on behalf of all Participating Carriers, own all right, title and interest in the CSC Registry Rights, including the CSC Data and CSC Enhancements and the Intellectual Property associated with them. Registry shall acquire no rights, including Intellectual Property rights, title or ownership in the CSC Registry Rights, including the CSC Data and the CSC Enhancements, by virtue of the License granted by this Agreement or by virtue of its use of the CSC Registry Rights, except the right to use the CSC Registry Rights in accordance with this Agreement. Except as may be provided otherwise by this Agreement, all uses of the CSC Registry Rights by Registry shall inure to the benefit of CTIA on behalf of the Participating Carriers.

        7.2   Enforcement of Ownership of CSC Registry Rights. Registry acknowledges that irreparable damage would result from unauthorized use of the CSC Registry Rights and that CTIA would have no adequate remedy at law to redress such a breach. Therefore, Registry agrees that, in the event of such a breach, specific performance and/or injunctive relief, may be awarded by a Court of competent jurisdiction. Such relief may be obtained without the necessity of a bond.

        7.3   Ownership of Other Intellectual Property. Registry shall own Intellectual Property created by or for Registry in the performance of the Registry Services pursuant to the License, including the Registry Software, Registry Database, Maintenance Modifications, and Enhancements, but excluding CSC Enhancements, CSC Data and the CSCA Website ("Registry IP"). CTIA shall acquire no rights, including Intellectual Property rights, title or ownership in the Registry IP by virtue of its use of such service, except the right to use the Registry IP in accordance with this Agreement. Except as may be provided otherwise by this Agreement, all uses of the Registry IP by CTIA shall inure to the benefit of Registry.

        7.4   Enforcement of Ownership of Registry IP. CSC acknowledges that irreparable damage would result from unauthorized use of the Registry IP and that Registry would have no adequate remedy at law to redress such a breach. Therefore, CTIA agrees that, in the event of such a breach, specific performance and/or injunctive relief, without the necessity of a bond, may be awarded by a Court of competent jurisdiction.

        7.5   Ownership of "Look and Feel" of Website. CTIA shall own all right, title and interest in the "look and feel" of the CSCA Website.

        7.6   Use of Registry's Logo by CTIA. Registry hereby grants to CTIA a non-exclusive, worldwide, royalty-free license during the term of this Agreement: a) to state that Registry has been designated as the CSC Registry for the provision of CSCs, (b) to use a logo specified by Registry to signify that it is designated as such, and (c) to link to pages and documents within the Registry web site. Nothing in this Agreement shall be construed as granting to CTIA a license to use any of Registry's logos, trademarks, service marks, copyrighted materials or patents (collectively, Registry's Intellectual Property), except as expressly set forth herein. CTIA shall not modify or alter any of Registry's Intellectual Property without the express written permission of Registry. Any uses, modifications or alteration of Registry's Intellectual Property shall be the sole property of Registry and shall accrue to the benefit of Registry exclusively.

        7.7   Press Release. The Parties shall mutually agree upon joint press releases, including, but not limited to an announcement of the launch of the Registry Services as well as Registry's designation as the CSC Registry.

8.     CSC SERVICE USERS PROBLEM RESOLUTION.

Registry shall provide a "Help Desk" to CSC Service Users to (i) help CSC Service Users in answering routine questions and resolving problems with respect to use of the Registry Services and (ii) enable CSC Service Users to report any failure of the Registry Services. In addition to telephone access, the "Help Desk" shall also include access by means of electronic mail service. The Help Desk shall be made available seven (7) days a week, twenty-four (24) hours a day. Registry shall provide personnel to answer the Help Desk during Normal Business Hours and will have personnel on call for calls to the Help Desk during all other hours. All common carrier charges incurred by CSC Service Users and all costs of telephone and terminal equipment incurred by CSC Service Users shall be the responsibility of the CSC Service Users using the Help Desk. Registry shall make a diligent effort to promptly acknowledge and respond to CSC Service Users' contacts to the Help Desk.

9.     ADDITIONAL SERVICES.

        9.1   Requested by CTIA. During the term of this Agreement, CTIA may request that Registry provide new or additional services to CSC Service Users or make certain changes in the Registry Services to CSC Service Users, including, without limitation, (i) the addition of new or different functionality to the Registry Services, (ii) a modification, reduction or expansion of existing functionality of the Registry Services, (iii) the offering of additional support, training, consulting services or any other addition to or modification or expansion of the Registry Services, (iv) an increase or decrease in any new or additional services or changes previously requested pursuant to this Article 9, or (v) CSC routing services (collectively (including changes, modifications and reductions) "Additional Services"). CTIA will initiate its request for Additional Services by delivering a proposal to Registry detailing the Additional Services being requested and any requirements to be met. Registry may request further information or clarification, if needed by Registry, to formulate a response. Within three (3) weeks (or such longer or shorter period mutually agreed to by the Parties) after Registry's receipt of CTIA's request (or, if later, Registry's receipt of any information or clarification requested by it), Registry shall respond with a proposed amendment to this Agreement, which shall be prepared and finalized in accordance with the requirements of this Article 9. As part of its response to any request from CTIA for Additional Services that CTIA states are intended to benefit more than one CSC Service User, Registry shall offer: (1) a price if paid by CSC Service Users by a specified date, and (2) a price if paid by CSC Service Users over the remaining term of this Agreement.

        9.2   Proposed by Registry. During the term of this Agreement, Registry may propose Additional Services to CTIA and/or CSC Service Users, including without limitation Enhancements developed by Registry arising out of its own research and development or in connection with a request for services from a CSC Service User. Registry will initiate this process by delivering a proposal to CTIA detailing the Additional Services being proposed. If CTIA wishes to accept the proposal for Additional Services, it shall notify Registry in writing, and Registry shall respond within three (3) weeks (or such longer or shorter period mutually agreed to by the Parties) with a proposed amendment to this Agreement. The proposed Amendment shall be prepared and finalized in accordance with the requirements of this Article.

        9.3   Changes Pursuant to Agreed-Upon Changes in Service Levels. During the term of this Agreement, CTIA and Registry may agree upon a change in Service Levels that would necessitate the rendering of Additional Services. In such cases, Registry shall prepare for CTIA a proposed amendment to this Agreement, which shall be prepared and finalized in accordance with the provisions of this Article.

        9.4   Amendment relating to Additional Services. Each proposed amendment to this Agreement submitted by either Party pursuant to this Article shall be specifically identified as being proposed pursuant to this Article 9, and shall set forth at least the following:

    9.4.1
    Description of the work to be performed by Registry, with reference to the requirements for the Additional Services or Enhancements, if any;

    9.4.2
    Identification of ownership in the related Documentation or other materials.

    9.4.3
    Delivery schedule for performance and completion of the work and initiation of the Additional Services, including milestones and delivery dates, where appropriate;

    9.4.4
    Completion and acceptance criteria (including testing procedures and quality standards);

    9.4.5
    Designation of the names of the key personnel of Registry;

    9.4.6
    Any changes to the fees to be charged to CSC Service Users, and the schedule of effective date(s) for said changes in the fee structure; and

    9.4.7
    Identification of any impact on Service Levels, including proposed revisions thereto.

Upon receipt of Registry's proposal under this Article 9, CTIA will review the proposed amendment and may request changes and modifications. Registry will then prepare a final amendment containing the provisions agreed upon by both Parties. Upon CTIA's acceptance of the final amendment submitted by Registry, the amendment shall be executed by both Parties. All terms and conditions of this Agreement shall remain in effect except to the extent specifically changed by such an amendment. Once an amendment to this Agreement prepared pursuant to this Article 9 has been executed by each Party, the terms and conditions of that amendment shall supersede any prior terms and conditions of this Agreement (including the terms and conditions of any prior amendment to this Agreement) that are inconsistent with the terms and conditions of that amendment. If a proposed amendment is never finalized between the Parties, the requested or proposed Additional Services (including, without limitation, any Enhancement) will not become a part of the Registry Services.

10.   INDEPENDENT CONTRACTOR.

Each Party acknowledges that the relationship between CTIA and Registry is that of an independent contractor. This Agreement creates no agency, partnership, joint venture or employment relationship between the Parties. Personnel utilized by Registry in the performance of Registry Services (hereinafter "Registry's Employee(s)") shall at all times remain under Registry's exclusive control and direction and shall be employees of Registry and not employees of CTIA or of any partnership or joint venture between CTIA and Registry. Registry further acknowledges that it is not considered an affiliate or subsidiary of CTIA, and is not entitled to any employee rights or benefits of CTIA. CTIA also acknowledges that it is not considered an affiliate or subsidiary of Registry and is not entitled to any employee rights or benefits of Registry. Neither Party shall have any power or authority to act for or on behalf, bind or commit the other. Nothing in this Agreement shall be deemed to render CTIA liable for any of the debts or obligations of Registry that Registry may have to any third party nor shall be deemed to render Registry liable for any of the debts or obligations of CTIA that CTIA may have to any third party.

11.   CONFIDENTIAL INFORMATION.

        11.1 Definition of Confidential Information. In carrying out the intentions and obligations of this Agreement, Registry may come into possession of proprietary and confidential information of CTIA and CTIA may come into possession of proprietary and confidential information of Registry. For purposes of this Agreement, proprietary and confidential information, includes, without limitations, software, proprietary aspects of the functional requirements and the systems interface, pricing and financial information and customer records of either Party or of any CSC Service Users, know-how, procedures, membership data, marketing information, methods of operation, business plans and procedures, marketing and advertising plans, and computer programs and source codes, collectively referred to as "Confidential Information." The Disclosing Party shall have the right to correct any inadvertent failure to designate information as "confidential" and/or "proprietary" by written notification to the Receiving Party. The Receiving Party shall, from that time forward, treat such information as Confidential Information under this Agreement.

    11.2.1
    Exclusions. The Confidential Information does not include any information that: (i) was known to the Receiving Party prior to its disclosure hereunder by the Disclosing Party; (ii) is independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party; (iii) is or becomes publicly known through no wrongful act of the Receiving Party; (iv) has been rightfully received from a third party authorized to make such disclosure without restriction; (v) has been approved for public release by the Disclosing Party's prior written authorization; or (vi) must be produced or disclosed pursuant to applicable law, regulation or court order, provided that the Receiving Party provides prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.

    11.2.2.
    Obligations. The Receiving Party agrees not to disclose Confidential Information of the Disclosing Party to any Third Party without the Disclosing Party's express written permission. The Receiving Party may disclose Confidential Information of the Disclosing Party only to those employees, contractors, representatives and agents who have a need to know such Confidential Information. The Receiving Party shall hold Confidential Information in strict confidence, and use at least the same degree of care as it uses to safeguard its own most confidential and proprietary information so as to insure that no unauthorized person has access to it. The Receiving Party may use Confidential Information of the Disclosing Party only for purposes of fulfilling its obligations under the Agreement or as permitted under the Agreement. All Confidential Information shall remain the sole property of the Disclosing Party. The Receiving Party shall not use or commercially exploit the Disclosing Party's Confidential Information, or any portions thereof, except for fulfilling the obligations under the Agreement.

        11.3 Return or Destruction of Confidential Information. Upon the request of the Disclosing Party, which may be made at any time, the Receiving Party shall return (with respect to CSC Data, in the form and on the media then in use) to the Disclosing Party, or, at the option of the Disclosing Party, shall destroy or permanently erase, the Confidential Information provided by the Disclosing Party and all copies thereof (in written, electronic or other form), and shall destroy or permanently erase any information and materials developed by it based on the Disclosing Party's Confidential Information. Notwithstanding anything to the contrary above, Registry shall not return or destroy CSC Data or Confidential Information that is necessary for it to provide Registry Services during the Term of the License. Upon the request of the Disclosing Party, the Receiving Party shall certify that the destruction or permanent erasure of Confidential Information provided for herein has occurred.

        11.4 Injunctive Relief. Each party acknowledges that the unauthorized disclosure or use of Confidential Information may cause irreparable harm and significant injury, the amount of which may be extremely difficult to estimate. If the Receiving Party fails to abide by its obligations under this Article, the Disclosing Party may be entitled to seek immediate injunctive relief, in addition to any other rights and remedies available to it at law or in equity.

        11.5 Loss of Confidential Information. In the event of any unauthorized disclosure or loss of, or inability to account for, Confidential Information of the Disclosing Party, the Receiving Party will notify the Disclosing Party immediately.

        11.6 Third Party Access to Confidential Information. CTIA acknowledges that any Third Party having a need to obtain access to Confidential Information of Registry as a result of such Third Party's actions as a sub-contractor or vendor of CTIA, or otherwise through its relationship with CTIA shall, as a condition to such access, be required to execute a confidentiality agreement, which confidentiality agreement shall include, at a minimum, the substantive restrictions set forth in this Article 11. Registry acknowledges that any Third Party having a need to obtain access to Confidential Information of CTIA as a result of such Third Party's actions as a sub-contractor or vendor of Registry, or otherwise through its relationship with Registry shall, as a condition to such access, be required to execute a confidentiality agreement, which confidentiality agreement shall include, at a minimum, the substantive restrictions set forth in this Article 11.

12.   MUTUAL INDEMNIFICATION.

        12.1 Each Party shall indemnify, defend, and hold harmless the other Party ("Indemnitee"), including its directors, officers, employees, agents and affiliates from and against any losses, damages, settlement, recovery, judgment, expenses and costs (including reasonable attorneys' fees), or liabilities as a result of (a) any claims or demands against the Indemnitee by a Third Party for injury to and death of persons, and damage to and loss of property that are caused by, or arise from the Indemnifying Party's ("Indemnitor") performance and obligations under the Agreement; b) any claims or demands against Indemnitee by a Third Party that products or services furnished by Indemnitor within the scope of the Agreement actually or allegedly violates, infringes or misappropriates any patent, copyright, trademark, trade secret or other proprietary rights of the third party; provided that Registry shall not indemnify CTIA for any claim based on its provision of Registry Services as set forth in the Assignment Guidelines unless the claim is based on Registry's negligence or intentional misconduct in its provision of Registry Services; likewise, CTIA shall not indemnify Registry for any claim based on Registry's provision of Registry Services as set forth in the Assignment Guidelines unless the claim is based on CTIA's negligence or intentional misconduct in its performance of its obligations under this Agreement; c) any claims or demands against Indemnitee by a Third Party to the extent arising from the negligence or intentional misconduct of Indemnitor acting or failing to act within the scope of this Agreement; or (d) any claims or demands against the Indemnitee by a Third Party arising from an actual breach of any of the Indemnitor's obligations, representations, or warranties contained herein. In the event that a Third Party brings a claim or demand against Registry and such claim or demand arises from a Carrier's refusal or intentional failure to abide by the Assignment Guidelines, CTIA shall indemnify Registry for any direct damages as a result of Carrier's misconduct with respect to the Assignment Guidelines, provided that Carriers indemnify CTIA for such third party claims against Registry. CTIA shall use reasonable and good faith efforts in its attempt to reach an agreement with Carriers concerning indemnification of CTIA for third party claims against Registry.

        12.2 In claiming any indemnification under this Agreement, the Party claiming indemnification (the "Claimant") shall provide the other Party with written notice of any claim, which the Claimant believes falls within the scope of this Agreement. The Claimant may, at its own expense, assist in the defense if it so chooses, provided that the other Party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the Claimant shall not be final without the Claimant's written consent.

        12.3 Permission & Releases. Both Parties shall obtain permission and releases necessary for the other Party and CSC Service Users to use any third party's copyrighted material, trademark, patent or other intellectual property right in the performance of the Agreement. In the event that either Party uses such copyrighted material, trademark or patent without the owner's permission, the other Party shall secure, at its own expense, the right for such Party and CSC Service Users, whichever applicable, to use such copyrighted material, trademark or patent.

        12.4 Intellectual Property, Antitrust or Claims against either Party for Carrier Activity. In the event that there are any claims or demands against either CTIA or Registry by a Third Party that (a) the CSC Registry Rights or the Assignment Guidelines actually or allegedly violate, infringe or misappropriate any patent or other proprietary rights of the third party; (b) the CSC Registry Rights, other aspects of the CSC program, or the Assignment Guidelines actually or allegedly violate any antitrust laws or regulations; or (c) one or more Carriers have not performed consistent with the Assignment Guidelines (collectively, "Emergency Claims"), then either Party shall have the right to commence the following escalation process:

    12.4.1
    With five (5) business days written notice to the other Party, either Party may call a special emergency meeting with the other Party and the Carriers to discuss the Emergency Claims. The Parties shall use commercially reasonable efforts to agree on a mutually beneficial resolution to the Emergency Claims.

    12.4.2
    In the event that the Parties with the Carriers are unable to agree to a mutually beneficial resolution to the Emergency Claims, and either Party reasonably believes that one or more of the Emergency Claims could result in substantial cost or damages to that Party, then either Party may call for a temporary suspension of the Registry Services pending either a (i) mutually beneficial resolution to the Emergency Claims; (ii) final resolution of the Emergency Claim(s) by a court or other entity with competent jurisdiction; or (iii) the occurrence of a Regulatory Event as set forth in Article 18. In the event that a Regulatory Event is involved, then the processes and procedures set forth in Article 18 of the Agreement shall control.

    12.4.3
    In the event that such temporary suspension lasts for a period of forty-five (45) days or longer, then this Agreement may be terminated by either Party. If CTIA terminates such Agreement pursuant to this Section 12.4.3, then Registry shall not be required to provide any of the Transition Services set forth in Article 17 but shall be obligated to take the steps listed in Section 17.1 including returning the CSC Data to CTIA along with the html source code to the CSCA Website. In addition, if CTIA elects to terminate this Agreement under this Section 12.4.3, CTIA shall indemnify, defend and hold harmless, Registry for any and all claims or demands relating to the provision of Registry Services by itself, or any Third Party, after the effective date of termination. If Registry terminates such Agreement pursuant to this Section 12.4.3, the Registry shall provide the Transition Services set forth in Article 17 and is obligated to take the steps listed in Section 17.1, including returning the CSC Data to CTIA along with the html source code to the CSCA Website. In addition, if Registry elects to terminate this Agreement under this Section 12.4.3, CTIA has no obligation to indemnify, defend and hold harmless, Registry for any and all claims or demands relating to the provision of Registry Services by itself, or any Third Party, after the effective date of termination.

        12.5 Registry's Obligations If Provision of Registry Services Is Threatened for Other Reasons. If provision of Registry Services by Registry shall be prevented or appears likely to be prevented by an injunction or court order, or by settlement resulting from any claim under Section 12.1 (b), that is not governed by the preceding Section 12.4, Registry shall, at its own discretion and expense, either: (a) by license or release from claim of violation, infringement or misappropriation, procure for CTIA and CSC Service Users the right to continue using the Registry Software; or (b) modify the Registry Services so it is functionally equivalent to the original Registry Services, but is no longer subject to a claim of violation, infringement or misappropriation; or (c) remove any infringing materials and replace same with equally suitable materials free from claim of infringement or misappropriation.

13.   LIABILITY; LIMITATION OF LIABILITY.

        13.1 EXCEPT FOR A BREACH BY EITHER PARTY IN CONNECTION WITH ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION, LOSS OF INCOME, LOSS OF PROFITS OR OTHER PECUNIARY LOSS); OR FOR ANY LOSSES OR EXPENSES RESULTING FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THE AGREEMENT OR ANY AMENDMENT THERETO, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND INTENTIONAL MISCONDUCT) OR OTHERWISE. IN NO EVENT SHALL REGISTRY BE LIABLE TO CTIA FOR ANY LOSSES OR EXPENSES RESULTING FROM ANY INACCURACY IN OR OMISSION FROM ANY INFORMATION OR DATA SUPPLIED BY CTIA OR ANY CSC SERVICE USER TO REGISTRY IN CONNECTION WITH THE REGISTRY SERVICES PERFORMED BY REGISTRY. THE LIABILITY OF EITHER PARTY TO THE OTHER SHALL NOT EXCEED THE TOTAL AMOUNT OF THE CSCA ROYALTIES PAID BY REGISTRY FOR THE LICENSE OF THE LICENSED MATERIALS GRANTED BY THIS AGREEMENT.

        13.2 Direct Damages. EACH PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY DIRECT DAMAGES ARISING OUT OF OR RELATING TO A BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND AWARDED BY A COURT OR AN ARBITRATOR IN ACCORDANCE WITH THE DISPUTE RESOLUTION PROVISIONS UNDER THIS AGREEMENT.

14.   WARRANTIES.

        14.1 Authority. Each Party represents to the other that it has full authority to enter into and perform all of its obligations under this Agreement, and that the person signing this Agreement on behalf of the Party has been properly authorized to enter into this Agreement. Each Party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by all of its terms, conditions and provisions.

        14.2 Ownership Interest in the CSC Registry Rights. CTIA represents and warrants that, in its capacity as the Common Short Code Administrator, it has the power and authority to license the use of the CSC Registry Rights to Registry to provide the Registry Services as described in this Agreement.

        14.3 Experience. Registry represents and warrants to CTIA that: a) it has the experience and ability to perform the Registry Services; and b) it will perform the Registry Services in a professional, competent and timely manner.

        14.4 Open Participation. CTIA represents and warrants to Registry that all telecommunications service providers, that are otherwise qualified to provide CSCs, will be eligible to participate in the CSC program.

        14.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITSELF, ITS SERVANTS, OR ITS AGENTS OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

15.   ASSIGNMENT.

This Agreement is personal to the Parties hereto. Their respective rights and interests hereunder are non-assignable and non-transferable without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any attempted assignment or transfer of such rights and interests without such consent in violation of the provisions of this Agreement, by operation of law or otherwise, shall be void; provided, however, that either Party may assign and transfer this Agreement without prior consent to a parent, subsidiary, affiliate or successor of interest that acquires substantially all of its assets.

16.   TERMINATION.

        16.1 Either Party may terminate this Agreement, and such termination shall be effective immediately, in the event that the other Party: 1) breaches any material term of this Agreement and the breach is not cured within fifteen (15) Business Days (or within a reasonable period of time as mutually agreed upon by the Parties, such agreement to not be unreasonably withheld) after receipt of written notice from the non-breaching party; 2) makes a general assignment for the benefit of creditors; 3) files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws; 4) if a petition in bankruptcy is filed against either Party or if a receiver or trustee is appointed for all or any part of the property or assets of either Party; 5) under the circumstances related to a regulatory event as set forth in Article 18 of this Agreement; 6) Registry chronically fails to provide the Registry Services, as defined in Section 16.2 of this Agreement 7) Registry is merged with or acquired by an entity which is unable to comply with the Code of Conduct; or 8) Registry otherwise ceases to be able to comply with the Code of Conduct, and such cessation continues for a period of thirty (30) days following the date that Registry first becomes aware of the event causing the cessation of neutrality.

        16.2 Chronic Failure. CTIA may terminate this Agreement if Registry frequently fails to provide the Registry Services at one or more of the Service Levels, and such failure is evidenced by recurring events of the same or similar nature that are indicative of a systemic problem(s), and such problem(s) has been unaffected by Registry's repeated efforts to cure or is reasonably unlikely to be cured as a result of Registry's reasonably diligent efforts over a reasonable period, which in any event shall be no less than thirty (30) days.

17.   TRANSITION AT EXPIRATION OR TERMINATION OF THIS AGREEMENT.

        17.1 Rights and Obligations Upon Termination. Upon final termination of this Agreement (hereafter "Termination Event") and subject to the following sections of this Article 17 allowing for an orderly transition, (i) all rights of Registry with respect to the Licensed Materials shall cease and revert to CTIA, (ii) Registry shall have no further right to promote or provide the Registry Services, and (iii) Registry shall cease using the CSC Registry Rights and other Licensed Materials. Also subject to the following sections of this Article 17, (a) within seven days of a Termination Event (or the last day of any extension described in Section 17.3 below), Registry shall return to CTIA (without retaining copies) all Documentation relating to the CSC Registry Rights, including all copies, in whatever form, of CSC Data or CSC Enhancements or, at CTIA's request, destroy all copies of those materials and shall return the html source code to the CSCA Website; and (b) within thirty days after a Termination Event (or the last day of any extension described in Section 17.3 below), Registry shall pay to CTIA all undisputed CSC Royalties that have accrued through the effective date of the termination and are actually collected.

        17.2 Registry's Obligation to Assist with Transition. Upon a Termination Event and in the event that CTIA informs Registry of its intent to license the CSC Registry Rights to a successor provider of Registry Services (the "Successor Registry"), Registry shall assist CTIA in the orderly and timely transition of the Registry Services specified herein from Registry to the Successor Registry, consistent with the requirements of this Article.

        17.3 Optional Extension upon Termination. Upon the occurrence of a Termination Event, and CTIA's request, Registry shall agree to extend this Agreement with CTIA for a period which shall not extend beyond the earlier of either (i) the effective date of a license agreement between CTIA and the Successor Registry under which a license to use the CSC Registry Rights to provide Registry Services is granted to the Successor Registry; or (ii) the date that is six (6) months after the Termination Event. During any such extension, Registry shall continue to provide Registry Services to CSC Service Users in accordance with the Service Levels and Fee Schedule in effect on the date of notice of termination and shall continue to pay CSC Royalties to CTIA in accordance with the CSC Royalties Schedule in effect on the date of notice of termination, unless the Parties mutually agree, pursuant to good faith negotiations, to the application of a revised Fee Schedule or CSC Royalties Schedule during that time period. Upon any such extension, Registry shall provide any Transition Services (as defined below) requested by CTIA; provided that (i) Registry shall be paid for any additional services at its then-current rates for such services, and (ii) Registry shall have no obligation to perform any such Transition Services after the extension period has concluded. Registry's obligation to perform Services during any extension period is subject to CTIA using diligent efforts to transition to a Successor Registry, which shall commence no later than upon notice of termination of this Agreement.

        17.4 Transition Services. Upon the occurrence of a Termination Event, CTIA may request Registry to perform certain services and assist with the transition to a Successor Registry. Such request for Transition Services shall be submitted to Registry in writing on or immediately prior to the expiration or termination date. CTIA shall pay Registry for the performance of such Transition Services in accordance with Paragraph 17.3 of this Agreement. Registry shall cooperate with CTIA in effecting the orderly and timely transition of the Registry Services to a Successor Registry and agrees to perform the following services (collectively, the "Transition Services").

    17.4.1
    provide CTIA with a list or summary, as applicable, of all documentation of operational and procedural practices required for the orderly transition to a Successor Registry for the Registry Services;

    17.4.2
    provide CTIA with assistance in transferring the CSCA Website, content on the CSCA Website, and CSC Data, including the underlying html code for the look and feel of the CSCA Website.;

    17.4.3
    provide assistance in transitioning the help desk functions specified in Article 8;

    17.4.4
    provide joint project planning to ensure an orderly and timely transition of the Registry Services to a Successor Registry;

    17.4.5
    consistent with Registry's contractual obligations to Third Parties regarding nondisclosure, provide CTIA and/or its designees all CSC information that is reasonably necessary to enable a licensee of CTIA to provide the Registry Services.

18.   REGULATORY AND LEGISLATIVE CONSIDERATIONS.

        18.1 Some CSC Users are Communications Common Carriers. The Parties expressly recognize that the CSC Service Users and the Carriers are or may be subject to certain federal and state laws and regulations promulgated thereunder, as well as rules, regulations, orders, opinions, decisions and possible approval of the FCC and other regulatory bodies having jurisdiction or delegated authority over CSC Service Users and the CSC Service. The Parties also recognize that this Agreement is subject to changes and modifications required as a result of any of the foregoing; provided, however, that the Parties hereby agree that this Agreement and the Registrant Sublicense Agreements shall remain in full force and effect in accordance with their respective terms and each of the Parties shall continue to perform all of its respective obligations under this Agreement, and Registry and each of the CSC Service Users shall continue to perform all of their respective obligations under the CSC Registrant Agreements, in accordance with the respective terms thereof until the Parties can agree upon any amendment that may be required to this Agreement as a result of any such regulatory change.

        18.2 Failure to Agree Upon Amendment. If the Parties are unable to agree upon any required amendment, the Parties agree to resolve such dispute pursuant to an "expedited" arbitration proceeding.

        18.3 Termination as Result of Amendment. Notwithstanding anything to the contrary above, either Party may terminate this Agreement if the required amendment is technically or economically unfeasible or if the regulatory change requires either Party to terminate this Agreement, except that each Party agrees it will give the other at least thirty (30) days advance written notice of its intent to terminate this Agreement on such basis. If, within ten (10) days of receipt of such notice, the Non-terminating Party delivers its written objection to the Terminating Party disputing the basis upon which Terminating Party is exercising its termination right under this provision, the Parties shall resolve the dispute in an Expedited Arbitration proceeding, with the focus of such proceeding being whether the required amendment is technically or economically unfeasible or whether the regulatory change requires the Terminating Party to terminate this Agreement, as applicable. CTIA shall cooperate fully with Registry to obtain any necessary regulatory approvals of the Registry Services or in other regulatory proceedings regarding the Registry Services.

        18.4 Changes in Law and Regulations. CTIA shall notify Registry of any relevant changes in applicable legislative enactment and regulations of which CTIA becomes aware in the ordinary course of its business. Any necessary modifications to the Registry Services as a result of such changes shall be made in accordance with the provisions of Article 9 [Additional Services], and subject to the provisions of Section 18.1.

19.   INTERNAL DISPUTE RESOLUTION AND ARBITRATION.

        19.1 Internal Dispute Resolution. Except in circumstances where the time required for application of this dispute resolution procedure would cause irreparable harm, any claim, controversy or dispute arising out of or relating to this Agreement, which cannot otherwise be resolved after good faith negotiations by the Parties, shall be resolved as follows:

    19.1.1
    The dispute shall initially be referred jointly to Robert Poulin, Senior Vice President, or his successor and John Windolph, Senior Vice President for Business Development or his successor. These Senior Representatives of the Parties shall attempt to resolve the dispute within seven (7) calendar days of either Party submitting the dispute to the Senior Representatives.

    19.1.2
    If the Senior Representatives are unable to resolve the dispute within such time period, the dispute shall be submitted in writing to the chief executive officer respectively of CTIA and Registry. The chief executive officers shall attempt to resolve the dispute within fourteen (14) calendar days of such submission.

    19.1.3
    If the matter has not been resolved under the above procedure within twenty-one (21) calendar days of the commencement of such procedure, any Party wishing to pursue the matter may resort to binding arbitration as provided in the Section 19.2.

    19.1.4
    The above calendar day periods may be extended by mutual written agreement of the Parties.

        19.2 Arbitration. Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in the Commonwealth of Virginia before a single arbitrator. The arbitration shall be conducted pursuant to the American Arbitration Association's ("AAA") Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties shall first attempt to identify a mutually acceptable arbitrator. However, if the parties are unable to identify a mutually acceptable arbitrator within twenty (20) days after service of the demand for arbitration upon all of the Parties to the dispute, then either Party may request that the arbitrator be appointed by the president of the Association of the Bar of the Commonwealth of Virginia. The arbitrator's fees shall be deposited equally by the parties, but may be awarded by the arbitrator as provided in the Commercial Arbitration rules. However, under no circumstances shall any Party to this agreement be responsible for the payment of any administrative fees to the AAA in connection with this arbitration agreement.

20.   MISCELLANEOUS.

        20.1 Successors and Assigns. This Agreement and any amendments thereto shall be binding upon the Parties' respective successors and assigns.

        20.2 Attorneys' Fees. The Party substantially prevailing in any legal action between the Parties concerning this Agreement shall receive reimbursement of its reasonable attorneys' fees and court costs incurred from the other Party.

        20.3 Advertising or Publicity. Except as set forth in this Agreement, neither Party shall identify, either expressly or by implication, the other Party or its corporate affiliates or use any of their names, trademarks, trade names, service marks, or other proprietary marks in any advertising, sales presentations, news releases, releases to any professional or trade publication, advertising or other promotional materials without such other Party's prior written consent, which shall not be unreasonably withheld or delayed.

        20.4 Non-Waiver. No course of dealing or failure of either Party to enforce strictly any term, right, obligation or provision of this Agreement, including any amendments thereto, or to exercise any option provided hereunder or thereunder shall be construed as a waiver of such provision.

        20.5 Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing (unless otherwise specifically provided herein) and delivered or addressed as follows:

If to CTIA:

    CTIA
    1250 Connecticut Avenue, NW
    Suite 800
    Washington, DC 20036
    Attn: John Windolph
    (p) (202) 785-0081

If to Registry:

    NeuStar, Inc.
    46000 Center Oak Plaza
    Building Ten
    Sterling, Va 20166
    Attn: Robert Poulin, Senior Vice President
    p: (571) 434-5400
    f: (571) 434-5401

with a copy to:

    NeuStar, Inc.
    46000 Center Oak Plaza
    Building Ten
    Sterling, Va. 20166
    Attn: General Counsel
    p: (571) 434-5400
    f: (571) 434-5735

All notices or other communications shall be deemed effectively given: (a) when delivered, if personally delivered, including courier, facsimile or overnight delivery service, (except that notices received after 3:00 p.m. local time will be deemed received on the following Business Day); (b) on the date of delivery (or, if refused, the refusal date shown on the return receipt) if mailed certified or registered mail, return receipt requested; or (c) four (4) days after mailing if mailed first class.

        20.6 Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the Commonwealth of Virginia, excluding its choice of law rules. Registry agrees to submit to the jurisdiction of any court within the Commonwealth of Virginia wherein an action is commenced against CTIA under this Agreement.

        20.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from the Agreement and replaced by a valid and enforceable provision which reasonably achieves the Parties' intent in agreeing to the original provision. The remaining provisions of the Agreement shall continue in full force and effect.

        20.8 Remedies. The rights and remedies provided herein shall be cumulative and in addition to any other remedies available at law or in equity.

        20.9 Survival. Except as otherwise set forth in this Agreement, all obligations that by their nature survive the expiration or termination of this Agreement, including, Sections 4 [CSC Royalties], 6.10 [Data Escrow], 7 [Ownership], 11 [Confidential Information], 12 [Indemnification], 13 [Limitation of Liability], 14 [Warranties], 17 [Transition], 19 [Dispute Resolution], 20.2 [Attorneys' Fees], 20.4 [Non-Waiver], 20.5 [Notices], 20.6 [Governing Law], 20.7 [Severability], 20.8 [Remedies], 20.12 [No Third-Party Beneficiaries], 20.13 [Interpretation of the Agreement], and 20.16 [Entire Agreement].

        20.10 Insurance. During the term of the Agreement, both Parties, at their sole cost and expense, shall secure and maintain insurance coverage as is necessary, as a reasonable prudent businessperson, to bear all of their obligations under this Agreement. Such coverage shall include Commercial General Liability Insurance, Errors and Omissions Insurance, and Media Insurance. Maintenance of the foregoing insurance shall in no way be interpreted as relieving either Party of any responsibility or obligation whatsoever and both Parties may acquire, at its own expense, such additional insurance, as such Party deems necessary. Both Parties assume full and complete liability for all injuries to, or death of, any person, or for any damages to property to the extent arising from the negligent or willful acts or omissions of such Party.

        20.11 Force Majeure. Either Party may suspend (or if such suspension continues for more than 30 days, terminate) its obligations under this Agreement if such obligations are delayed, prevented, or rendered impractical or impossible due to circumstances beyond its reasonable control, including, without limitation, fires, floods, lightning, earthquakes, wars (declared or undeclared), civil disturbances, accidents, terrorist acts (including biochemical attacks), acts of any governmental body, damage to its plants and equipment, network problems caused by any Internet Service Provider or telecommunications company servicing Registry [and/or CTIA], acts of God (collectively referred to herein as "Force Majeure"), Each party shall use its best efforts to minimize the duration and consequences of any failure of or delay in performance resulting from a Force Majeure event. In such event, the affected party shall not be liable to the other for delay or failure to perform its obligations under this Agreement.

        20.12 No Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either CTIA or Registry to any non-party to this Agreement, including any CSC Service User.

        20.13 Interpretation of the Agreement. This Agreement is the joint work product of representatives of Registry and CTIA; accordingly, in the event of ambiguities, no inferences will be drawn against either Party, including the Party that drafted the Agreement in its final form.

        20.14 Headings. The Article headings contained herein are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

        20.15 Counterparts. This Agreement may be executed simultaneously in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one (1) and the same instrument.

        20.16 Entire Agreement. This Agreement constitutes the entire agreement between Registry and CTIA relating to the subject matter hereof and shall not be modified or rescinded in any manner except by a written amendment executed by both Parties. Other than as expressly provided herein, both Registry and CTIA agree that no prior or contemporaneous oral representations form a part of their Agreement. Estimates and forecasts furnished by CTIA shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.

        [THIS SPACE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.

CELLULAR TELECOMMUNICATIONS & INTERNET ASSOCIATION

By:	[Name] [Title]
Date:
[ ]
NEUSTAR, INC.
By:	[Name] [Title] Date:

LIST OF EXHIBITS

A.	Implementation Schedule
B.	Registrant Sublicense Agreement
C.	1. CSC Registry Fee Schedule
2. CSCA Royalties Calculation
D.	Initial Reserved Codes and Grandfathered Codes
E.	Assignment Guidelines
F.	Code of Conduct
G.	Service Levels
H.	Reports

EXHIBIT A TO THE

COMMON SHORT CODE AGREEMENT

Implementation Schedule

Commencement of Service Date:    The later of (i) October 21, 2003 or (ii) the date in which Registry makes CSCs available for registration by the general public as mutually agreed by the Parties.

On the Commencement of Service Date, Registry will commence delivering Registry Services to CSC Service Users based on the requirements and functionalities as specified in the Assignment Guidelines.

Notwithstanding the above, the following items which are referenced in the Assignment Guidelines, will be included in a second release of the Registry Services, which shall be implemented no later than ninety (90) days after the Commencement of Service Date, or other date mutually agreed by the Parties.

  •
  Item 1: "Common Short Code Address Database" services as set forth in Section 5 of the Assignment Guidelines. No later than ninety (90) days after the Commencement of Service Date, the Registry will finalize the requirements for the Common Short Code Address Database.

  •
  Item 2: The initial release will only support 5 digit CSCs unless otherwise agreed to by the Parties.

  •
  Item 3: Initially, unless otherwise agreed to by the Parties and the Carriers, there will be no Prefixed CSCs in the first release.

  •
  Item 4: In addition, the following functions will be available only through manual and/or out-of-band processes. Automation of these functionalities will be included in the second release of the Registry Services.

  a)
  Initially, to reserve or modify CSCs and/or cancel Reserved CSCs or Grandfathered CSCs, Carriers must contact the Registry, either through e-mail, facsimile or by telephone.

  b)
  Passwords for Carriers to access the Registry Services via the CSCA Website will be generated, disseminated and managed manually.

EXHIBIT B TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Registrant Sublicense Agreement

THIS IS A LEGALLY BINDING AGREEMENT BETWEEN NEUSTAR, INC., THE COMMON SHORT CODE ("CSC") REGISTRY OPERATOR ("REGISTRY"), AND "YOU," THE APPLICANT FOR A LICENSE TO USE CSC(S) IN ACCORDANCE WITH THE TERMS OF THIS SUBLICENSE AGREEMENT ("AGREEMENT"). PLEASE BE ADVISED THAT THE MERE APPLICATION FOR OR REGISTRATION OF A CSC WITH THE REGISTRY DOES NOT GUARANTEE THAT A PARTICIPATING CARRIER WILL ACCEPT OR IMPLEMENT THE CSC OR THAT YOU WILL BE ABLE TO USE THE CSC AT ALL.

BY SELECTING "I AGREE," BY USING THE SERVICE, OR BY SIGNIFYING YOUR ACCEPTANCE IN ANY OTHER WAY, YOU AGREE TO BE BOUND BY THIS AGREEMENT. IF YOU DO NOT AGREE WITH ALL OF THESE TERMS AND CONDITIONS, YOU ARE NOT AUTHORIZED TO USE THE SERVICE AND YOU MUST DISCONTINUE ANY FURTHER USE.

        1.     The Service. Registry administers a method for assignment of CSCs. CSCs are a string of numeric characters that are interoperable across communication service providers in the United States that are participating in CSC services ("Participating Carriers"). The Participating Carriers and other participating members of the wireless telecommunications industry have appointed the Cellular Telecommunications & Internet Association ("CTIA") to serve as their Common Short Code Administrator and CTIA, acting in that capacity, has granted Registry a license to assign CSCs in the manner described in this Agreement. Registry makes this Service available to those seeking to sublicense for the term selected, a CSC. CSCs are intended for use only in the United States. You may review frequently asked questions regarding the Service by reviewing the CSC FAQs [LINK].

        2.     Registration, Password and Security. To use the Service and license a CSC, You will be asked to first create an account and obtain a login name. In addition, You will be asked to create a password. If any information You provide is inaccurate, incomplete or not current, Registry may suspend or terminate Your account and access to the Service. You may change such information at any time by logging into Your account, which can be found at [LINK]. You are solely responsible for maintaining the confidentiality of Your login name and password. You must immediately notify Registry of any unauthorized use of Your login name and You are responsible for any unauthorized activities, charges and/or liabilities made on or through Your login name until Registry receives such notification. You may not transfer or lend login names to any other third party.

        3.     Privacy. BY AGREEING TO THE TERMS OF THIS AGREEMENT, YOU ACKNOWLEDGE THAT THE PRIVACY STATEMENTS OF CTIA AND THE REGISTRY, WHICH CAN BE FOUND AT [LINKS] AND GENERALLY DESCRIBE THE COLLECTION AND USE OF PERSONAL INFORMATION, DO NOT APPLY TO INFORMATION SUBMITTED TO REGISTRY UNDER THIS AGREEMENT. Registry will not use the data submitted by You in a way incompatible with the purposes of this Agreement. You represent and warrant that You have provided notice to, and obtained consent from, any third party individuals whose data You supply to us as part of the Service with regard to: (i) the purposes for which such third party's data has been collected, (ii) the intended recipients or categories of recipients of the third party's data, (iii) which parts of the third party's data are obligatory and which parts, if any, are voluntary; and (iv) how the third party can access and, if necessary, rectify the data held about them. You further agree to provide such notice and obtain such consent with regard to any third party data You provide in the future. Neither Registry nor CTIA are responsible for any consequences resulting from Your failure to provide notice or receive consent from such individuals nor for Your providing outdated, incomplete or inaccurate information.

        4.     License to Use Data. By submitting data to participate in this Service, You hereby grant Registry, CTIA and the Participating Carriers and their respective designees and agents a royalty-free, non-exclusive worldwide license to use, copy, distribute, publish and modify all of the data contained in Your CSC application or submitted thereafter (the "Data") for the purposes of implementing this and other related services, processing Your application, notifying You of changes to the Service, for archival purposes, and creating and using aggregate information about the use of CSCs wherein identifying information about You has been removed.

        5.     Disclosure of Certain Information. In order for Registry to comply with the rules and policies for the administration of CSCs (which may be updated from time to time), You consent to the disclosure by Registry to CTIA or to Participating Carriers, or those acting on behalf of CTIA or Participating Carriers, through an interactive accessible registration database or otherwise, the Data. In addition, You acknowledge that the Application identifies those fields and Data that will be publicly disclosed or made available through the Registry's website or otherwise. You further consent to the disclosure of any Data or other information to any governmental agency upon receipt of lawful process or in compliance with any law, or to protect the rights or property of Registry, CTIA, Participating Carriers, or any of their customers or users.

        6.     The Application.

    a.
    CSC. In order to apply for a CSC through the Service, You must complete the Registry's application form [LINK] for each CSC that You would like to register and pay the requisite fees set forth in Section 8 below. For each application, the person/entity listed in the                        [Name of Field] must be the actual Content Provider (as defined above). Once You have submitted a completed application, Registry will send an email confirming it has received Your application. You must retain the confirmation e-mail for each application You submit. You also may review detailed instructions to complete and submit an application by reviewing Registry's INSTRUCTIONS, which can be found at [LINK]. You agree to: (1) provide certain true, current, complete and accurate information during the application process; and (2) maintain and update such information according to Registry's modification procedures as needed to keep it current, complete and accurate.

    b.
    Types of CSCs. All applications for CSCs are accepted by Registry on a first-come, first-served basis. Unless You specify a specific CSC in Your application, once Your application is deemed to be complete by the Registry, You will be assigned a CSC on a random basis from the pool of available CSCs (a "Random CSC"). A "Selected CSC" shall mean any CSC that You specifically request from Registry. Selected CSCs shall also be assigned on a first-come, first-served basis from the pool of available CSCs. Registry makes no representation that any specific CSC will be available upon request. You acknowledge and agree that submission of a CSC application or otherwise meeting the eligibility requirements for registration does not guarantee that Your application will be approved, that You will ultimately be the sublicensee of a particular CSC, or that any Participating Carrier will accept, implement or maintain a sublicensed CSC.

    c.
    Right of Refusal. Registry reserves the right, in its sole discretion, to refuse to register any Random or Selected CSC. YOU AGREE THAT ANY AND ALL REGISTRATION FEES PAID TO REGISTRY SHALL NOT BE REFUNDABLE. You agree that neither Registry nor CTIA shall be liable for any losses or damages that may result from a refusal to register any CSC. You acknowledge and agree that neither Registry nor CTIA shall be liable to You or any other party in connection with claims, damages, losses, expenses or costs incurred or suffered by You as a result of actions taken or not taken by Participating Carriers.

    d.
    Term of CSCs. All CSCs, whether Selected or Random, shall be available for terms of three (3), six (6) and twelve (12) months and may be renewed by You for additional three (3), six (6) and twelve (12) month periods.

    e.
    Activating Your CSC. REGISTERING A CSC IN NO WAY GUARANTEES YOU THE RIGHT TO SEND OR RECEIVE COMMUNICATIONS USING YOUR CSC OR THE RIGHT TO USE THE CSC IN ANY OTHER MANNER. IN ORDER TO ACTIVATE YOUR CSC, YOU MUST OBTAIN APPROVAL FROM EACH INDIVIDUAL

      PARTICIPATING CARRIER IN WHICH YOU WOULD LIKE TO TRANSMIT CONTENT. THE TERMS AND CONDITIONS OF ALL SUCH ARRANGEMENTS WITH INDIVIDUAL PARTICIPATING CARRIERS ARE AT THE SOLE DISCRETION OF THAT PARTICIPATING CARRIER AND SHALL NOT IN ANY WAY INVOLVE REGISTRY. IN ADDITION, INITIAL APPROVAL OF REGISTRATION OF A CSC IN NO WAY GUARANTEES THAT YOU WILL BE ABLE TO RETAIN SUCH CSC PAST THE CURRENT TERM OF YOUR REGISTRATION.

    f.
    Expiration Grace Period. In the event that Your CSC expires, and has not been renewed in accordance with this Agreement, You may be given an additional thirty (30) day grace period, at the sole discretion of the Registry, in which to re-register such CSC. In the event you do not re-register such CSC within that period, this Agreement shall be terminated, and the CSC may be made available to the general public after an appropriate aging period.

    g.
    Opt-in/Opt-Out of CSC Programs. In addition to the prohibitions of the transmission of unsolicited messages elsewhere in this Agreement, each individual program or application administered to an end user through a CSC must be offered on an "opt-in basis." This may be achieved through the submission of an MO message to the program or registering to receive messages through a website operated by the Registrant. In addition, each Registrant must also offer a convenient, easy-to-use and conspicuous method for an end user to opt-out any individual program or application administered through a CSC.

    h.
    No Assignment or Transfer of the CSC. You may not transfer or assign Your sublicense to any CSC or any of Your rights or obligations under this Agreement. Notwithstanding the foregoing, You may assign Your sublicense to a CSC in connection with the sale of all or substantially all of Your assets to a third party successor in interest.

    i.
    Representations. You agree that You may access and use the Service for lawful purposes only and that You are solely responsible for the knowledge and adherence to this Agreement, any and all laws, statutes, rules and regulations pertaining to Your use of the Service and a CSC, including without limitation laws related to intellectual property, defamation, publicity and privacy. You represent that (i) You intend to use and will use each sublicensed CSC for the purpose set forth in Your application and not for the purpose of blocking another party from using a CSC, (ii) neither Your registration nor use of the any sublicensed CSC nor the manner in which You intend to use such CSC will directly or indirectly infringe or violate the legal rights of a third party, and (iii) You have all requisite power and due authority to execute this Agreement and to perform Your obligations hereunder. You agree that You will not (i) use a CSC in violation of this Agreement; (ii) use a CSC to commit a criminal offense or to encourage conduct that would constitute a criminal offense or give rise to a civil liability, or otherwise violate any local, state, Federal or international law or regulation; (iii) use a CSC to upload or otherwise transmit any content that You do not have a right to transmit under any law or contractual or fiduciary duty; (iv) interfere or infringe with any trademark or proprietary rights of any other party; (v) interfere with the ability of other users to access or use the Service; (vi) claim a relationship with or to speak for any individual, business, association, institution or other organization for which You are not authorized to claim such a relationship; (vii) interfere with or disrupt the Service or servers or networks connected to the Service, or disobey any requirements, procedures, policies or regulations of networks connected to the Service; or (viii) reproduce, duplicate, copy, use, distribute, sell, resell or otherwise exploit for any commercial purposes any portion of the Service.

    j.
    BY REGISTERING A CSC, YOU HEREBY ACKNOWLEDGE THAT YOUR USE OF SUCH CSC IS AND SHALL REMAIN IN COMPLIANCE WITH THE ABOVE. AS SUCH, YOUR CSC MAY BE SUBJECT TO FUTURE CANCELLATION,

      DELETION AND/OR REMOVAL IN THE EVENT THAT YOUR USE OF THE CSC IS DETERMINED TO BE IN VIOLATION OF THIS AGREEMENT.

        7.     Registry Reservation. Registry reserves the right, but does not assume the obligation, to strictly enforce this Agreement by, without limitation, issuing warnings, suspending or terminating Service prior to actively investigating violations and prosecuting them in any court or appropriate venue. Registry may access, use and disclose transaction information about Your use of the Service, to the extent permitted by law, in order to comply with the law (e.g., a lawful subpoena); to enforce or apply this Agreement; to initiate, render, bill, and collect for the Services; to protect its rights or property; or to protect users of the Services from fraudulent, abusive, or unlawful use of, the Service. INDIRECT OR ATTEMPTED VIOLATIONS OF THIS POLICY OR ANY RELATED POLICY, GUIDELINE OR AGREEMENT, AND ACTUAL OR ATTEMPTED VIOLATIONS BY A THIRD PARTY ON YOUR BEHALF SHALL BE CONSIDERED VIOLATIONS OF THIS POLICY BY YOU. In addition, Registry reserves the right to deny, cancel, transfer or otherwise make unavailable any CSC that it deems necessary, in its sole discretion, (1) to protect the integrity and stability of the Service; (2) to comply with any applicable laws, government rules, policies or requirements, requests of law enforcement, in compliance with any dispute resolution process; (3) to avoid any liability, civil or criminal, on the part of Registry, as well as its affiliates, subsidiaries, officers, directors, representatives, employees, and stockholders; (4) for violations of any agreement between Registry and any third party related to the Service; (5) to correct mistakes made by Registry, in connection with a CSC registration.

        8.     Fees. As consideration for the Service, You agree to pay Registry a non-refundable fee of $1000 per month for each "Selected CSC" and $500 per month for each "Random CSC." Such fees are subject to change at any time by Registry, in its sole discretion; provided, however, that the fees in effect at the time of submission of Your application for a CSC, or at the time of renewal of Your CSC registration, will remain in effect with respect to such CSC registration for the period of such initial term or renewal term, as applicable. All fees for the entirety of the term shall be due and payable before assignment or renewal of the CSC. Registry may take all remedies to collect fees owed. In the event that You dispute any fee, or take any action to initiate a credit card chargeback for any of the fees described above, such action may result in Your sublicense of a CSC being suspended until such time as the dispute is resolved, at which time, depending on the outcome of the dispute, the sublicense of the CSC may be reinstated or cancelled, whichever applicable. In addition to the foregoing fees, You are responsible for all taxes associated with such fees.

        9.     Ownership. You acknowledge that all right, title and interest in and to the database of CSCs, each of the CSCs themselves, the underlying technology used in connection with the Service, and all software, material, information, communications, text, graphics, links, electronic art, animations, audio, video, photos, and other data (collectively, the "Intellectual Property") available within the Service are the exclusive property of either the Registry or, in some instances, of licensors and/or third-party providers from whom Registry has obtained a license to use their Intellectual Property. You acknowledge that although you have a sublicense to use CSCs for the duration of the term, you have no proprietary ownership interest in the CSCs. You agree that You will not take any action that would cause You to acquire any trademark, trade name or trade dress rights in the CSC. You acknowledge and agree that the registration of a CSC does not confer immunity from objection to either the registration or use of the CSC by a third party. Neither Registry, nor CTIA, nor any Participating Carrier is responsible in any way for any conflict or dispute with or any actual or threatened claim against You relating to a CSC, including without limitation a claim that any use of a CSC interferes with or infringes a registered or unregistered trademark, trade name, service mark or rights relating to a name or other identifying indicium of a third party or any other intellectual property rights or proprietary rights (including without limitation rights of publicity) of a third party or relating to the defamation or interference with the right of privacy of any third party. Except as expressly authorized by Registry or as may be posted on the Service, You may not copy, reproduce, publish, distribute, modify, create derivative works of, rent, lease, sell, transfer, display, transmit, compile or collect in a database, or in any manner commercially exploit any part of the Intellectual Property or the Service, in whole or in part. You may not store any significant portion of any Intellectual Property or the Service owned by, or licensed to Registry in any form, whether archival files, computer-readable files, or any other medium. You also may not "mirror" any Intellectual Property or the Service on any other server.

        10.   Links. Some links on Registry's Web site lead to sites posted by independent site owners. Because Registry does not have control over these sites, it is not responsible for such sites' accessibility via the Internet. Registry does not endorse products, services, or information provided by such sites. As such, Registry shall not be responsible or liable, directly or indirectly, for any damage or loss caused or alleged to be caused by or in connection with, use or reliance on any content, goods or services available on or through any other site. Further, the inclusion of these links does not imply that the other sites have given permission for inclusion of these links, or that there is any relationship between Registry and the linked sites.

        11.   Trademark Notice. CTIA®, CTIA logos, NeuStar®, NeuStar logos, their taglines and the look, feel and trade dress of the Service are the exclusive trademarks, service marks, trade dress and logos of Cellular Telecommunications & Internet Association, Inc. and NeuStar, Inc. respectively. All other trademarks, service marks, trade dress, and logos used on the Service are the trademarks, service marks, trade dress, and logos of their respective owners.

        12.   Designated Agent. The Digital Millennium Copyright Act, signed into law on October 28, 1998, amended the copyright law to provide limitations for service provider liability relating to material online. In compliance with such Act, Registry has a Designated Agent to receive notice of alleged copyright infringements contained on the Service. All inquiries into alleged copyright infringement on the Service should be sent to Registry, c/o Jeffrey J. Neuman, Director of Law and Policy, 46000 Center Oak Plaza, Building Ten, Sterling, VA 20166.

        13.   Local Laws; Export Control. Registry controls and operates the Service from its headquarters in the United States and makes no representation that the Service is appropriate or available for use in other locations. If You use the Service from other locations, You are responsible for compliance with applicable local laws, including, but not limited to, export and import regulations of other countries. Unless otherwise explicitly stated, all marketing or promotional materials found on the Service are solely directed to individuals, companies, or other entities located in the United States.

        14.   Disclaimer of Warranty, Limitation of Liability. YOU AGREE THAT YOUR ACCESS TO AND USE OF THE SERVICE AND A CSC ARE AT YOUR OWN RISK. NEITHER REGISTRY, CTIA, NOR EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUBCONTRACTORS OR AGENTS WARRANT THAT THE SERVICE OR A CSC WILL BE UNINTERRUPTED OR ERROR-FREE; NOR DO THEY MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICE OR A CSC OR AS TO THE ACCURACY, RELIABILITY, OR CONTENT WITHIN THE SERVICE. THE SERVICE IS PROVIDED ON AN "AS IS, "AS AVAILABLE" BASIS WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. TESTING AND APPROVAL OF A CSC APPLICATION DOES NOT ENSURE THAT IT WILL RUN WITHOUT ERROR OR THAT IT WILL NOT OTHERWISE CAUSE HARM TO YOU, YOUR CUSTOMERS OR END USERS OR PARTICIPATING CARRIERS. IN NO EVENT WILL REGISTRY, CTIA, NOR EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUBCONTRACTORS AND AGENTS BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING OUT YOUR USE OF OR INABILITY TO ACCESS OR USE THE SERVICE OR A CSC, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS, LOSS OF GOODWILL, LOST BUSINESS, LOST DATA, COMPUTER FAILURE OR MALFUNCTION, OR ANY AND ALL OTHER DAMAGES OR LOSSES THAT RESULT FROM MISTAKES, INACCURATELY ENTERED DATA, UNAUTHORIZED USE, OMISSIONS, INTERRUPTIONS,

ERRORS, DEFECTS, DELAYS IN OPERATION, OR ANY FAILURE OF PERFORMANCE, WHETHER OR NOT LIMITED TO ACTS OF GOD, COMMUNICATIONS FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO INSTITUTIONS RECORDS, PROGRAMS OR SERVICES. YOU AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY REPRESENTS A REASONABLE ALLOCATION OF RISK. IN NO EVENT, SHALL REGISTRY, CTIA, AND EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUBCONTRACTORS AND AGENTS BE LIABLE TO YOU FOR ANY AMOUNT EXCEEDING THE AMOUNT OF FEES PAID BY YOU FOR A CSC REGISTRATION. THIS PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

        15.   Indemnification. You agree to indemnify, defend and hold harmless Registry, CTIA, and each of their respective parents, subsidiaries, shareholders, members, officers, directors, employees, affiliates and agents (each an "Indemnified Party") from any claim or demand, including reasonable attorney's fees, made by any third party due to or arising out of or relating to (a) this Agreement or the breach of Your warranties, representations and obligations under this Agreement, (b) the Service, CSC or Your use or nonuse of such Service or CSC, (c) any intellectual property or other proprietary right (including without limitation right of publicity) or right of privacy of any person or entity, (d) any content transmitted or received through the CSC, (e) a failure or inability of any end user to send or receive communications through Your CSC, (f) a violation of any of our operating rules or policies relating to the service(s) provided, or (g) any information or data You supplied to Registry, including, without limitation, any misrepresentation in Your application, if applicable. When an Indemnified Party is threatened with suit or sued by a third party, the Indemnified Party may seek written assurances from You concerning Your promise to indemnify the Indemnified Party; Your failure to provide those assurances may be considered by the Indemnified Party to be a material breach of this Agreement. The Indemnified Party shall have the right to participate in any defense by You of a third-party claim related to Your use of any CSC or this Service, with counsel of its choice at its own expense. The Indemnified Party shall reasonably cooperate in the defense at Your request and expense. You shall have sole responsibility to defend the Indemnified Party against any claim, but You must receive the Indemnified Party's prior written consent regarding any related settlement. The terms of this paragraph will survive any termination or cancellation of this Agreement.

        16.   Modifications to the Service. Registry reserves the right at any time to modify or discontinue, temporarily or permanently, the Service (or any part thereof) with or without notice. You agree that Registry will not be liable to You or to any third party for any modification, suspension, or discontinuation of the Services.

        17.   Termination.

    a.
    By You. You may discontinue Your participation in and access to the Service upon at least thirty (30) days written notice to Registry for any reason or as otherwise provided in this Agreement. This Agreement will continue to apply to all past use of the Service by You, even if You are no longer using the Service. You acknowledge and agree that Registry may terminate or block Your use of all or part of the Service without prior notice for any reason, including, without limitation, if Registry believes You have engaged in conduct prohibited by this Agreement.

    b.
    By Registry. Registry may terminate this Agreement or any part of the Service or Your CSC at any time (i) in the event you breach any obligation hereunder, (ii) fail to respond within ten (10) calendar days to an inquiry from Registry concerning the accuracy or completeness of the information You submitted in Your CSC application, (iii) if you have violated any other policy of Registry, (iv) pending a dispute regarding Your registered CSC or to resolve a dispute with a third party regarding Your registered CSC, (v) if Registry receives a court order or arbitration award requiring Registry to delete, transfer or modify a CSC; or (vi) if any Participating Carrier terminates Your use of a CSC for any reason. Registry, in its sole discretion, will determine whether or not Your conduct is consistent with this Agreement and any operating rules or policies.

    c.
    Effect of Termination. Unless otherwise specified in writing by Registry, You will not receive any refund for payments already made by You as of the date of termination. If termination of this Agreement is due to Your default hereunder, You shall bear all costs of such termination, including any reasonable costs Registry incurs in closing Your account. You agree to pay any and all costs incurred by Registry in enforcing Your compliance with this Section. You agree that upon termination or discontinuance for any reason, Registry may delete all information related to You on the Service, if applicable.

        18.   Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, shall be finally settled in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA") then obtaining, by a panel of three arbitrators. Judgment upon the award of the Arbitrators may be entered by any court of competent jurisdiction over the parties on the subject matter of this Agreement. Each party shall have the right to appoint one arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two arbitrators so appointed shall appoint the third. The place of arbitration shall be the County of Loudoun, VA., U.S.A. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal law of the Commonwealth of Virginia, without reference to the Convention on Contracts for the International Sale of Goods. Except as precluded by the United Nations Convention on the Recognition and Enforcements of Foreign Arbitral Awards, the internal procedural and substantive laws of Virginia and the United States Federal Arbitration Act shall govern all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, free of any tax, deduction or offset, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. No claim may be submitted by a party to arbitration in accordance with this Section 18 unless notified by the other party within one (1) year of the date on which the submitting party first knew or should have known of the existence of the facts indicating the existence of such dispute.

        19.   Force Majeure. Neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, terrorism, armed conflict, labor strike, lockout, or boycott, provided that the party relying upon this section (i) shall have given the other party written notice thereof promptly and, in any event, within five (5) days of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based; provided further, that in the event a force majeure event described in this Section extends for a period in excess of thirty (30) days in the aggregate, Registry may immediately terminate this Agreement.

        20.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of law. Any such action shall take place in the County of Fairfax in the Commonwealth of Virginia.

        21.   Changes to this Agreement. Registry reserves the right to modify this Agreement at any time and from time to time. Any such revision or change will be binding and effective upon sending notification to You by e-mail or United States mail. If You do not agree with any revision to the Agreement, You may terminate this Agreement at any time by providing Registry with notice. Your notice of termination will be effective on receipt and processing by Registry. Any fees paid by You if You terminate this Agreement are nonrefundable, but You will not incur any additional fees. By continuing to use the Service after any revision to this Agreement, You agree to abide by and be bound by any such revisions or changes.

        22.   Assignment of Agreement. Except as otherwise set forth herein, Your rights under this Agreement are not assignable or transferable. Any attempt by Your creditors to obtain an interest in Your rights under this Agreement, whether by attachment, levy, garnishment or otherwise, renders this

Agreement voidable at Registry's option. This Agreement shall inure to the benefit of and be binding upon Registry's successors and assigns.

        23.   Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

        24.   Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by an authorized representative of Registry. The failure of a party, at any time or from time to time, to require performance of any obligations of the other party hereunder shall not affect its right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any prior or subsequent breach.

        25.   Entire Agreement. This Agreement completely and exclusively state the agreement of the parties regarding the subject matter, and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement.

I AGREE                                                                                                                          I DO NOT AGREE

EXHIBIT C-1 TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Common Short Codes Registry Fee Schedule

Registrants of CSCs shall pay the following amounts based on the type of CSC registered:

  (a)
  Random CSC = $500 per month per CSC

  (b)
  Selected CSC = $1,000 per month per CSC

Length of Registrations:    CSCs shall initially be available for terms of 3, 6 and 12 months.

Minimum Term:    All CSCs shall be registered for a minimum of three (3) months.

Billing:    Registrants are required to pre-pay Registry for the entire term, upon such CSC being granted by Registry in accordance with the process set forth in Exhibit E.

EXHIBIT C-2 TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

CSCA Royalties Calculation

CSCA Royalties shall be paid by Registry to CTIA in the following manner:

[*    *    *]

EXHIBIT D TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Reserved Codes / Grand-fathered Codes

THE E-MAIL SENT BY DEVIN TOPOREK, PROGRAM COORDINATOR, WIRELESS INTERNET DEVELOPMENT OF THE CELLULAR TELECOMMUNICATIONS & INTERNET ASSOCIATION (CTIA) DATED OCTOBER 16, 2003 SHALL BE DEEMED THE FINAL LIST OF GRANDFATHERED CODES ALONG WITH THE CODE 74678.

EXHIBIT E TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Assignment Guidelines

Common Short Code
Administration
Guidelines

Version 1.1
October 16, 2003

Table of Contents

1.     Common Short Code Service Overview

2.     Common Short Code Namespace

3.     Common Short Code Users

4.     Common Short Code Application Process

5.     Common Short Code Address Database

6.     Common Shot Code Customer Service

Tom McGarry of NeuStar is the editor of this document. To ensure consistency, any proposed changes to this document should be done with the "track changes" feature of Microsoft Word and submitted to the editor tom.mcgarry@neustar.biz.

1.     Common Short Code Service Overview

Short codes are a string of numeric digits used to address wireless messages. Wireless carriers administer their own list of short codes. Common short codes (CSC) are short codes that are administered by a single CSC Administrator for a group of wireless carriers.

  1.1  Wireless Messaging and Short Codes

Wireless messaging allows mobile subscribers to send and receive messages with other subscribers or with applications. A telephone number will be used when sending a message to another subscriber. Messages sent to other subscribers are like email, and include text such as "I'll be there in 10 minutes".

Some examples of applications used in wireless messaging are; TV voting/polling, information requests, direct response marketing promotions and wireless advertising. Rather than use telephone numbers to address applications carriers use short codes. For example, if a wireless user wants to request football scores by using a short code they could create a message with the text "Football scores" and address it to a short code such as 29876. The application provider would then send football scores to the subscriber's mobile.

  1.2  Functional Roles Involved in Short Codes

There are a number of roles involved in enabling and using short code related applications:

•
End users—persons or entities that will utilize short codes for communication with applications

•
Carriers—provide the network infrastructure for delivery of messages between the end user and connection aggregators or application providers. A Carrier may also act as a connection aggregator, application provider, or applicant for CSCs. In such an event that Carrier will be bound by the same rules and obligations as any other connection aggregator, application provider or applicant.

•
Connection aggregator—may provide connectivity between carrier networks and application providers

•
Application providers—provide the technology platform for a short code service application

•
Content provider—the entity that owns or has the right to content and licenses such content to the application provider for delivery to the end user

It's possible for the application provider to also be the content provider. For example an application provider could provide ring tones as content. It's also possible for the same company to be both a connection aggregator and an application provider. Therefore it's possible for the connection aggregator, the application provider and the content provider to be the same company.

Attachment 4 provides a diagram of the roles involved in short code service delivery.

  1.3  Common Short Codes

Short codes are currently offered on a carrier-by-carrier basis with no coordination of codes for identical applications. This limits applications to specific carriers and requires end users to recognize the specific short codes used by their carrier. This type of approach fragments the marketing message and limits content provider participation.

CSCs are a specific type of short code that will enable the same short code across multiple carriers thus increasing traffic and reducing user confusion. This document addresses CSCs that will be administered by a single CSC Administrator for a group of US wireless carriers.

A CSC Registry provides the operational aspects of the Administrator's functions. The Registry will maintain a single database of available, reserved, and registered CSCs. Some of the Registry's responsibilities include; providing the day to day operations, administering the resource, implementing and maintaining the CSC administration platform, developing and implementing guidelines, and facilitating the manual and automated implementation of CSCs across multiple carriers.

In addition to the roles identified in Section 1.2, CSCs require two additional roles:

          CSC Administrator—is the entity providing the administration of the CSCs. CTIA is the US Common Short Code Administrator.

          CSC Registry—provides the operational aspects of the Administrator's functions. NeuStar is the US Common Short Code Registry.

2.     Common Short Codes Namespace

The industry will introduce the CSC service in 4Q03 using CSCs in the format of five (5) digit short codes. The digits 0 and 1 will not be used as the first digit of a CSC to avoid potential conflicts with existing dialing plans. The potential CSCs at introduction will be within the ranges:

20000-99999 = 80,000 potential CSCs

Some short codes within the range of potential CSCs will be reserved and therefore will not be available for assignment as a CSC. The remaining short codes within the defined range are eligible for use as CSCs. Each carrier retains the right to support traffic, or not support traffic for a leased CSC. However a carrier cannot use a leased CSC for a purpose other than that which it has been leased during its term.

CSCs are only to be used between mobile devices and applications. A CSC registrant cannot lease, sublicense or otherwise transfer a CSC nor the rights to an application within that CSC to a third party, in accordance with the Registrant Sublicense Agreement.

  2.1  Reserved Short Codes

Reserved Short Codes are short codes within the range of potential CSCs that are reserved for other purposes and therefore are not available to be used as CSCs. There are no code-specific charges associated with reserved codes. There are two categories of reserved codes;

•
Grandfathered—those currently used by carriers to provide short code related services

•
Carrier-specific—those reserved after introduction of the CSC service by an individual carrier

  2.1.1  Grandfathered Codes

Individual carriers and groups of carriers have introduced short code related services using short codes that fall within the range of the 5 digit CSCs. It is necessary for the Registry to identify these short codes and reserve them so that they are not included in the pool of available CSCs.

Prior to the introduction of the CSC service each carrier will provide the Registry a list of short codes it is currently using within the defined 5 digit range. The Registry will register these codes as unavailable; they will be grandfathered for the carrier. They will not be able to be registered as a random CSC, selected CSC, or carrier-specific code.

The Registry will register; 1) the code and 2) the carrier. The effective date for all grandfathered codes will be 15 days prior to introduction of the CSC service. (The date of CSC service introduction will be determined by a written agreement between the CSC Administrator and the CSC Registry.) The Registry will only disclose that the code is not available for registration as a CSC. It will not disclose the carrier that registered the code.

If a Carrier decides that it is no longer necessary to reserve the grandfathered code they may contribute the code to the pool of CSCs. This process is depicted in Attachment 2. The carrier's primary point of contact with the Registry will send an email to the Registry identifying the code(s) contributed and the date of contribution. The Registry will store a copy of the correspondence in its records.

It is possible that more than one carrier will have claimed the code as a grandfathered code. If no other carrier still has the code reserved as a grandfathered code it will be placed in the pool of CSCs and will start a 90-day aging period where it cannot be assigned as a CSC. Carriers will be notified, via email, each time a grandfathered code enters the 90-day aging period. They will not be told which carrier contributed it. Any carrier can reserve the code as a carrier-specific code during the 90-day aging period.

  2.1.2  Carrier-specific Codes

After implementation of the CSC service carriers will still have the ability to reserve short codes within the range of CSCs for its own purposes as long as the code is not already registered. If the code is already registered as a CSC the carrier's reservation request will be denied. The lessee has the right to renew that same code when its term is expiring, assuming it has abided by the terms of the registrant sub-license agreement. Once a carrier reserves a carrier-specific code it is removed from the pool of available CSCs.

The Registry will register; 1) the code, 2) the carrier, and 3) the date it was reserved. The Registry will only disclose that the code is not available for registration as a CSC. It will not disclose the carrier that registered the code.

If a Carrier decides that it is no longer necessary to reserve the carrier-specific code they can contribute it to the pool of CSCs following the process defined in Section 2.1.1.

  2.2  Common Short Codes

Common Short Codes (CSCs) are those short codes within the defined range available for registration as a CSC. CSCs are subject to registrations fees from the Registry. There are two types of CSCs;

•
Random CSCs—the applicant registers a CSC randomly selected by the Registry

•
Selected CSCs—the applicant selects the CSC that it wants to register

  2.2.1  Random CSCs

Applicants can choose to have a CSC randomly assigned to their application by the Registry. In the event that the applicant chooses a random CSC the CSC will not be assigned to the application until the Registry approves the application. A CSC will be assigned using an algorithm that searches the list of available CSCs.

  2.2.2  Selected CSCs

Applicants can select a specific CSC for their application. Selected CSCs will be assigned on a first-come first-served basis. Prior to submitting the application the applicant can perform a CSC query to determine the availability of the desired CSC. If the applicant requests a CSC that is reserved or already registered the application will automatically be rejected. The applicant will have the opportunity to select a different CSC. If the CSC is available the Registry will review the application. Once the Registry receives the application it will be timestamped with the date and time in the event that there is a conflict between two applicants requesting the same CSC. The requested code will be placed in reserved status until the application is rejected or accepted.

3.     Common Short Code Users

The Registry website will be available to the public for the purposes of finding general information regarding CSCs. There are three entities that will have secure access to the Registry system and be able to view specific information about specific CSCs. Those are:

•
Applicants—those that have submitted an application CSC, but have not yet had it approved by the Registry

•
Registrants—those that have applied for and been assigned a CSC

•
Carriers—telecommunications service providers that will be notified of the CSC assignment and may decide to implement the CSC in their network

  3.1  Applicant Account Set-up

An entity that decides to submit an application for a CSC will first be required to set up an account with the Registry. If the applicant has already set up an account the applicant can go directly to the Existing User Login page and login with their user name and password.

If the applicant does not have an account it must first set one up by filling out the appropriate information (see Applicant Information section of application form in Attachment 1 of this document) at the Account Set-up page. Once the potential applicant has an account they can then log on to the Registry system and fill out a CSC application (see Attachment 1). The application is sent to the Registry for review. Once they submit an application they can review the status of that application through their secure access to the Registry system.

Applicants have the following permissions:

•
Modify account information

•
Receive alerts related to applications

•
View status with regard to pending applications (e.g., approved or rejected with comments)

  3.2  Registrants

Once the Registry approves the application the selected or random CSC is assigned to the application. At this point the applicant's status changes to that of a registrant because they are no longer awaiting assignment of the CSC.

Registrants have the following permissions:

•
Modify account information

•
Receive alerts related to registered CSCs

•
View all of their existing registration records

•
View assigned CSC status information such as carrier expiration date

•
Submit modification request of CSC information and view status

•
Submit renewal request for CSC and view status

  3.3  Carriers

The Registry will work directly with representatives from the Carriers to identify a primary point of contact (POC). The Registry will set up an account for the POC, with a User Name and Password provided by the POC. The POC can modify the Password once they log-on to the Registry system.

The POC will have the following permissions:

•
Modify account information

  •
  Receive all carrier alerts generated by the Registry

  •
  View applications (excluding payment information such as credit card numbers)

  •
  Submit carrier status information related to specific CSCs (e.g., opt-in, opt-out)

  •
  Add other carrier contacts for the purposes of receiving alerts, viewing applications, or submitting status information

If there is a need to change the POC the Registry will work directly with the current POC.

4.     Common Short Code Application Process

Registry users with an active account can submit an application for a CSC. The processes defined in this section are depicted in Attachment 2.

  4.1  Application Submission

Applicants can submit an application by logging on to the Registry system using their User name and Password. If they plan on applying for a Selected CSC they should first perform a CSC query to determine if the desired CSC is available for assignment. If the desired CSC is designated as unavailable the applicant should not request it, the application will automatically be rejected.

To fill out an application the applicant would go to the CSC Application page on the secure website. The applicant can request up to twenty CSCs on one application form. Since the applicant has already set up an account with the Registry the applicant information portion of the application will already be filled out with their specific information. The applicant will then fill out the rest of the application. A CSC can be reserved for three, six, and twelve month terms.

Once the application is complete the applicant will hit the Submit button on the application. The Registry will receive an alert (all alerts associated with the Registry are via email) that an application was submitted and the application will be placed in the Registry's work item list. (A work item list is the first page a user views after they logon to the Registry system. Attachment 3 provides examples of the work item lists provided by the Registry for each of the users.) If the application is properly submitted the applicant will receive an alert from the Registry that the application was received and will be reviewed.

  4.2  Registry Review

The Registry will review the application for completeness and whether information on the application is erroneous on its face. If the application is not complete or found to be in error it will be rejected with an explanation. The applicant will receive an alert from the Registry that the application was rejected. They can then log-on to the Registry system and review the Registry's explanation as to why it was rejected. The rejected application will be on the applicant's work item list. If the applicant had selected a specific CSC that CSC will be reserved for the next fourteen (14) calendar days so the applicant has an opportunity to modify and resubmit their application.

Once the Registry approves an application a CSC will be assigned. If they requested a random CSC the Registry system will use a random selection algorithm to assign a CSC to the application. If they chose a Selected CSC that CSC will be assigned to the application. Upon approval the applicant/registrant and the carriers will receive an alert from the Registry that the application was approved. They can then log-on to the Registry system and view the approved application.

The information included in the application will then become part of a CSC registration record. This will serve as the form that will be viewed by the registrant, Registry and Carriers on an ongoing basis.

All of the Carriers will receive an alert that a CSC has been assigned and a registration record is available to be reviewed.

The carriers can log-on to the Registry system to review the registration records. These registration records will appear in their work item list. If the carrier has any questions about the registration they can contact either the Registry or the registrant by phone or email.

  4.3  CSC Addressing File

The CSC addressing file is generated from the registration records in the Registry's master CSC address database. It is an ASCII text file containing the mapping information for CSCs and their respective Application Providers. The Registry updates the file every Friday and makes it available for download from the secure website. Carrier's can use the file to create or verify its own CSC addressing tables.

Each line in the CSC addressing file constitutes one CSC to Application Provider mapping record whose fields are delimited by a comma (","). The format of the record is defined as follows:

<CSC>,<Application Provider>,<Expiration Date>,<Program Start Date>, <Program End Date>

where <CSC> is a common short code, <Application Provider> is the identity string of the Application Provider whose application is addressed by the CSC, <Expiration Date> is the expiration date of the CSC, <Program Start Date> is the date when the content program of the CSC starts, and <Program End Date> is the date when the content program of the CSC terminates.

The date format is "MM/DD/YYYY", where MM is the two digits for a month, DD is the two digits for a date, and "YYYY" is the four digits for the year. They are separated by the forward slash ("/"). This format applies to the three date fields in a record. For single digit month or date, the left digit is default to zero ("0").

  4.4  Carrier Implementation Status

Each participating Carrier will be able to register their status with regard to whether they plan to opt-in or opt-out of the program associated with the specific CSC. The default condition will be no reply. This status information will not be disclosed, in any way, to other carriers or applicants.

  4.5  CSC Expiration

Before a CSC's term expires, the registrant and the Carriers will receive alerts notifying them of the expiration date. The alerts will be sent 30 days, 15 days, 5 days and 1 day prior to the expiration date. When the term expires the registrants and Carriers will receive an alert notifying them that the CSC has expired and it is no longer assigned to the registrant.

Once a CSC expires it is given a ninety-day aging period where it will not be available for assignment. The aging period also serves as a grace period where the past registrant can renew the registration. Once the aging period expires the CSC will be placed in the pool of available CSCs.

  4.6  Modify Existing Registrations

Registrant's must notify the Registry when any information in its registration record changes. The Registrants will access the Registry's system to modify the existing registration record. Once it is modified it will be submitted to the Registry for approval and will follow the same process defined in Section 4.2 for a new application.

  4.7  Opt-in / Spam Protection

To avoid costly customer complaints due to unsolicited messages, every application must be offered on an "opt-in" basis. This requires the customer to initially participate by sending a MO message to the application or registering on a web page for the service. Customer opt-ins will be on a per campaign basis, i.e. opting in to a particular campaign does not extend to other campaigns that might be offered by the same application or content provider. A registrant may use the opt-in database created by one campaign for future campaigns, but first must obtain approval on a carrier-by-carrier basis for each new campaign.

At the time of the sign-up or opt-in, the customer needs to be clearly identified by their MSISDN and the time of the subscription shall be recorded. Users who register via a web page must be verified as the actual owner of the registered number. For example, pass codes can be sent to a registered number and registration will remain incomplete until the pass code is entered.

Furthermore, all application providers must be capable of tracing and shutting down potential Spam sources and provide customers an easy and intuitive way to opt-out of CSC applications. A universal keyword may be used to opt customers out of CSC applications. Customers would be able to opt-out of any CSC application by sending the same keyword (e.g. cancel) to the application short code.

It shall be the role of the carrier to determine whether a specific program used in connection with the CSC is not adhering to these Opt-in / Spam Protection requirements. In such an event, the carrier will discontinue service to that CSC or to entities associated with providing services for that CSC.

  4.8  Monitoring Applicant and Registrant Behavior

It's possible that some Applicants and Registrants could attempt to abuse the CSC administrative process. One example of abuse is registering a CSC for the purposes of stopping another entity from registering it or for the purposes of reselling it. The Registry will monitor the behavior of Applicants and Registrants in order to identify any potential abusive behavior. If the Registry identifies any potentially abusive behavior it will contact the Applicant or Registrant and attempt to understand and if necessary correct the behavior. It may ultimately be necessary for the Registry to take corrective action such as closing the Applicant account.

5.     Common Short Code Address Database

In addition to the addressing information provided in the Registration record the Registry will also provide a centralized CSC Address Database for real time queries from messaging gateways. This capability will not be available upon the introduction of the CSC administration service in 4Q03. The response will identify the application provider's platform associated with the CSC. The query and response will use the domain name system (DNS) protocol—the addressing infrastructure of the Internet. As network infrastructure evolves to the Internet Protocol (IP), addressing for that infrastructure is evolving to the DNS.

The CSC address database is offered as a supplement to the addressing information provided in the CSC Registration record and is not necessary for Carriers to address CSCs. Carriers can continue to provision addressing as they do today.

  5.1  Overview of Address Database

[Exhibit 5.1: Graphic Design]

Exhibit 5.1 provides a diagram of how a messaging gateway would use the CSC Address Database to retrieve routing information for a specific CSC. However to understand how Carriers would use the Addressing Database it is important to understand how Carriers currently provision addressing information.

Carriers will deploy a network connection between their gateway and the Application Provider's platform. The Carrier's operations personnel will assign this network connection to a specific port on the gateway. For example Application Provider—Alpha will be assigned port 15 on the gateway. When the Carrier implements a CSC for Alpha, operations personnel must first find out what port is assigned to Alpha and then they will provision a routing table in the gateway that tells the gateway to route that specific CSC to port 15. This process is repeated in each gateway. This process is repeated each time a new CSC is activated.

The CSC Addressing Database provides a centralized database that maps CSCs to Application Providers. Operations personnel will still assign a port to an Application Provider's network connection. However instead of provisioning each new CSC in a routing table the gateway will query the Addressing Database to map a CSC to an Application Provider. The gateway will then use existing tables to route the message to the port associated with the Application Provider.

Exhibit 5.1 illustrates an example of how a gateway would use the Addressing Database to address a CSC:

1.
The gateway receives a message addressed to CSC 59876

2.
The gateway launches a query to the Addressing Database requesting information about CSC 59876

3.
The Addressing Database responds by saying CSC 59876 is assigned to Application Provider 2

4.
The gateway uses its internal tables to route the message to the port assigned to Application Provider 2

Provisioning the query capability will reduce operations expense associated with provisioning and trouble shooting each new CSC.

  5.2  Carrier Requirements

Gateways currently have DNS capabilities. The Carriers would have to work with their gateway vendors to determine their ability to support this specific addressing capability. They would then need to deploy the capability and work with the Registry to test the functionality.

Carriers would also need to deploy a VPN connection to the Registry DNS servers for a secure interface.

  5.3  Query and Response Formats

While it will be necessary for the Registry to work more closely with the Carriers engineering staffs to finalize the query and response formats here are some recommendations and examples of potential solutions.

  5.3.1  Query Format

The query will take the format of a standard DNS query:

CSC. Address Database Domain. Top Level Domain

For example the query for the CSC 59876 could look like:

59876. cscregistry. biz

  5.3.2  Response Format

Responses to DNS queries can take many forms. The response can be an IP address, a name server address, or it can contain a Uniform Resource Locator (URL). The most efficient response for the purposes of CSC addressing would be a URL.

Most people are familiar with URLs for their web applications; for example http://www.neustar.biz. This says that the HTTP protocol should be used to contact the file at www.neustar.biz—a website.

Using a URL will allow the Addressing Database to provide specific protocol addresses such as SMPP, SMTP, etc. In fact there are response formats that will provide multiple URLs allowing the Application Providers to provide CSC applications in multiple protocols. Carriers would provision their gateways to read the response and select the protocol they utilize.

6.     Common Short Code Customer Care

  6.1  Registry User Customer Care

Customer care will be able to address any issues related to the Registry function such as status of applications, questions about how to fill out an application and issues concerning user profiles. Users can communicate with customer service via phone calls, email or fax. Standard hours of operation are 9AM to 8PM Eastern Time, Monday through Friday, excluding holidays. There will also be customer care support beyond standard hours via pager. Of course they will restrict access to information in the same manner that the Registry system does. For example one registrant cannot find out information about another registrant's CSC.

  6.2  Public Website

The Registry public website is a place where interested parties can go to obtain general information about CSCs. There will be FAQs, general descriptions of CSC related applications and services, general descriptions of Registry functions and processes, and other general informational documentation.

In addition to general information the public will be able to perform a query on a specific CSC to see whether it is available for assignment. The only information provided to the public will be whether the code is available or not available.

ATTACHMENT 1 TO GUIDELINES

[SEE EXHIBIT E-1 BELOW]

ATTACHMENT 2 TO THE ASSIGNMENT GUIDELINES

[PAGE LEFT INTENTIONALLY BLANK]

[Graphic omitted: Diagram of process flow for setting up an applicant account.]

[Graphic omitted: Diagram of process flow for contributing reserved short code.]

[Graphic omitted: Diagram of CSC application process flow.]

[Graphic omitted: Diagram of CSC expiration process flow.]

ATTACHMENT 3 TO THE ASSIGNMENT GUIDELINES

Applicant / Registrant Work Item List

Application ID	CSC(s)	Application Status	Action	Due Date
ZZZZ	NZZZZ	Rejected for Resubmission	Resubmit	MM/DD/YYYY
ZZZZ	NZZZZ	Rejected	N/A	MM/DD/YYYY
ZZZZ	NZZZZ	Approved	N/A	MM/DD/YYYY
ZZZZ	NZZZZ	Expired	Renew	MM/DD/YYYY
ZZZZ	NZZZZ	Expiring	Renew	MM/DD/YYYY
ZZZZ	NZZZZ	Pending Review	N/A	MM/DD/YYYY

NOTES:

Application ID—A unique identifier for each application. Applications can be searched by either the Application ID number or the CSC number.

Rejected for Resubmission—Registry has rejected the application and provided a description of why it was rejected

Rejected—Registry rejected the application

Approved—Registry has approved the application

Expired—Code has expired and is now in the 90 day aging/grace period. After 90 days it will be returned to the pool of available CSCs if the registration is not renewed.

Expiring—Once the code has 30 days to expiration it will be placed on the Registrant's work item list to remind them to renew the term.

Pending Review—The Applicant has submitted an application and it is pending review by the registry.

Carrier Work Item List

Application ID	Expiration Date	CSC(s)	CSC Status	Carrier Status	Program Date
ZZZZ	MM/DD/YYYY	NZZZZ	Expired	Opt-in	Start: MM/DD/YYYY End: MM/DD/YYYY
ZZZZ	MM/DD/YYYY	NZZZZ	Expiring	Opt-out	Start: MM/DD/YYYY End: MM/DD/YYYY
ZZZZ	MM/DD/YYYY	NZZZZ	Approved	No Reply	Start: MM/DD/YYYY End: MM/DD/YYYY

NOTES:

Carrier Status—This will display whether the Carrier has registered its status with regard to Opt-in, Opt-out, or No Reply.

Registry Work Item List

Application ID	CSC(s)	Submitted Date	CSC Status	Application Type	Due Date
ZZZZ	NZZZZ	MM/DD/YYYY	Pending Review	New	MM/DD/YYYY
ZZZZ	NZZZZ	MM/DD/YYYY	Pending Payment	Resubmit	MM/DD/YYYY
ZZZZ	NZZZZ	MM/DD/YYYY	Pending Payment	Renew	MM/DD/YYYY

NOTES:

Pending Review—Indicates that this is a new application that the Registry must review.

Pending Payment—Indicates that this is an approved application that is awaiting payment from the Applicant.

ATTACHMENT 4 TO THE ASSIGNMENT GUIDELINES

[SEE NEXT PAGE, THIS PAGE INTENTIONALLY BLANK]

[Graphic omitted: Diagram of CSC functional roles.]

SCHEDULE 1 TO EXHIBIT E

OF THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Application Form

1.	Application Type:
New ☐ Renew Existing Registration ☐
2.	Applicant details:
	Contact Name:	Phone Number 1:

	Company name:	Phone Number 2:

	Street Address:	Email Address:

City:

State:

Zip Code:

The Applicant is requesting the CSC(s) on behalf of the following Content Provider:
3.	Content Provider details:
A content provider is the entity that owns or has the right to content and licenses such content to the application provider/connection aggregator for delivery to the end user.
	Contact Name:	Company Name:

	Email Address:	Phone Number:

Same as Applicant ☐
4.	Application Provider details:
An application provider delivers the technology platform for programs that utilize CSCs
	Contact Name:	Company Name:

	Email Address:	Phone Number:

Same as Applicant ☐
5.	Connection Aggregator Details:
A connection aggregator may provide connectivity between carrier networks and application providers/content providers
	Contact Name:	Company Name:

	Email Address:	Phone Number:

Same as Applicant ☐
6.	Accepted Payment Methods:
Credit Card ☐ Check ☐ Electronic Funds Transfer ☐

The CSC Registry will contact the Applicant directly after approving the application to arrange payment. If the Applicant would like to accelerate the payment process they may call the Registry at 1-866-623-2272
7.	Term:
3 months ☐ 6 months ☐ 12 months ☐

8.	Requested CSCs: (please check one)
Random ☐ Quantity Each Random CSC is leased for (insert price)
Selected ☐ Quantity Each Selected CSC is leased for (insert price)
The Registry must receive payment before a CSC is registered to the Applicant.
The Registry must receive payment before a Random CSC is identified.
Selected CSC (filled out by applicant) or
Random CSC (filled out by CSC Registry after application approval):
	1:	11:

	2:	12:

	3:	13:

	4:	14:

	5:	15:

	6:	16:

	7:	17:

	8:	18:

	9:	19:

	10:	20:

9.	What is the application type? (please check all that apply)
iTV ☐ iRadio ☐ In venue ☐ Ring tones/graphics ☐ Contest ☐ Print/Outdoor ☐
Consumer packaging ☐ Movie promo ☐ Info alerts ☐ Coupons/advertising ☐ Chat ☐
mCommerce ☐ Other ☐
10.	Anticipated program duration:
Proposed Start date: Proposed End date: N/A (ongoing):
NOTE: Short code program cannot be initiated before the Proposed Start date stated here.
11.	Time of Day / Day of Week
Will the program be offered during a specific day of week/time of day? Yes ☐ No ☐
If so describe the day of week/time of day:

12.	Time of Day / Day of Week Restrictions
Does the program have any day of week/time of day restrictions planned? Yes ☐ No ☐
(i.e. run only at specific hours or on specific days)
If so describe the restrictions:

13.	Is this a national campaign? ☐ Yes ☐ No
If it is not, please describe the region(s) for the campaign:

14.	How will the application(s) be promoted/marketed (vehicles/frequency/impressions)?
TV:	☐	Air dates and times:	National:	☐	Local:	☐
Radio:	☐	Air dates and times:	National:	☐	Local:	☐
Print:	☐	Date live:	National:	☐	Local:	☐

Newspaper: ☐ Magazine: ☐ Collateral: ☐ Packaging: ☐ Other
	Outdoor:	☐	Date live:	National:	☐	Local:	☐
	POS:	☐	Date live:	National:	☐	Local:	☐
	Web:	☐	Date live:	National:	☐	Local:	☐
15.	Will traffic associated with the program be:
Constant ☐ or, Subject to Spikes ☐
If it will be subject to spikes (i.e., high volumes for a short duration of time) please describe:
16.	Provide estimated traffic volumes:
What are the specific assumptions associated with the estimated traffic volumes:

17.	Describe the Application associated with the CSC. Please describe the step-by-step interaction with the user.:

18.	Message Rates: (please check all that apply)
Premium ☐ Non-premium ☐ Free ☐
19.	How do consumers get help?

20.	Provide website URL for consumer information: (optional)

21.	Provide toll free customer care number for consumer information: (optional)

22.	Provide short description of the program that wireless carriers can inform their end users: (optional)

EXHIBIT F TO THE

COMMON SHORT CODE AGREEMENT

Code of Conduct

Registry will, at all times, operate as a trusted third-party provider of CSC administration and routing services. In order to ensure that all carriers, as well as application and content providers, receive equivalent access to CSC Services and to support fair competition, Registry will follow the below Code of Conduct.

1.
Registry will not directly or indirectly, show any preference or provide any special consideration to any Carrier, Application Provider or Content Provider in the provision of Registry Services.

2.
All Carriers, Application Providers and Content Providers shall have equal access to Registry Services.

3.
Registry shall not, in any way attempt, either to warehouse CSCs or attempt to lease CSCs in their own right, except for CSCs designated for operational purposes in compliance with the terms and conditions of this Agreement. Neither Registry, nor its shareholders, subsidiaries, affiliates, or other related entities shall have access to CSC Data or proprietary information of a Carrier, Application Provider or Content Provider, except as necessary for the performance of Registry Services.

4.
Registry will ensure that no CSC Data or proprietary information from any Carrier, Application Provider or Content Provider is disclosed to its affiliates, subsidiaries, or other related entities, except as necessary for the performance of Registry Services.

5.
Registry will not claim any rights to the CSCA Data received in the course of its providing Registry Services.

6.
Confidential Information about Registry Services will not be shared with employees of any Carrier, Application Provider or Content Provider unless access to such information is required by this Agreement.

7.
Registry will conduct internal neutrality reviews on a regular basis. In addition, the Parties may mutually agree on an independent party that CTIA may hire, at CTIA's expense, to conduct a neutrality review of Registry to ensure that Registry and its owners comply with all the provisions of this Code of Conduct. The neutrality review may be conducted as often as once per year. Registry will provide the auditor with reasonable access to information and records appropriate to complete the review. The results of the review of the auditor will be provided to CTIA and shall be deemed to Confidential Information.

EXHIBIT G TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Service Level

SLA#	SLA Category	SLA Definition	Service Commitment Level	Performance Credit
SLA-1	CSC Registry Website Availability	CSC Registry Website Availability is defined as the time, in minutes, that the Website is responding to CSC Service Users, measured on calendar quarters. The Website is unavailable when it is unavailable to all Users, that is, when no User can initiate a session with or receive a response from the Website ("Unavailability"). The "Unavailability" does NOT include the "Planned Maintenance" downtime as defined under SLA-3 and SLA-4.	99.999%	16 to 60 minutes below the committed level — $1,000 More than 60 minutes below the committed level — $3,000
SLA-2	CSC Registry Database Availability	CSC Registry Database Availability is defined as the time, in minutes, that the Database is responding to CSC Service Users, measured on calendar quarters. The Database is unavailable when it is unavailable to all Users, that is, when no User can receive a response from the Database ("Unavailability"). The "Unavailability" does NOT include the "Planned Maintenance" downtime as defined under SLA-3 and SLA-4.	99.9%	16 to 60 minutes below the committed level — $1,000 More than 60 minutes below the committed level — $3,000
SLA-3	Regular Planned Maintenance
		Regular Planned Maintenance is scheduled downtime outside of Business Hours that is required to perform maintenance to ensure a high level of service. The Duration of the Maintenance defines the maximum allowable time, in hours, that is allowed to take the CSC Registry Services out of service for regular maintenance, measured on calendar months. The Maintenance is planned in advance and the CSC Service User Community must be notified ahead of time.	8 hours per calendar month with at least 3 Business Days of advance notice	Not meeting the committed levels counts as downtime against applicable Availability as defined in SLA-1 and SLA-2

SLA-4	Extended Planned Maintenance
		In some cases such as software upgrades and platform replacements an extended maintenance downtime is required outside of Business Hours. Extended Planned Maintenance will be less frequent than regular ones but their duration will be longer. The Duration of the Maintenance defines the maximum allowable time, in hours, that is allowed to take the CSC Registry Services out of service for extended maintenance, measured on calendar quarters. The Maintenance is planned in advance and the CSC Service User Community must be notified ahead of time.	18 hours per calendar quarter with at least 10 Business Days of advance notice	Not meeting the committed levels counts as downtime against applicable Availability as defined in SLA-1 and SLA-2.
SLA-5	Application Confirmation
		CSC Registry's responsiveness to CSC Registrants to confirm receipt of their Application, measured on calendar quarters. The response time is defined as the duration between the time the CSC Registry receives an Application submitted by a Registrant to the time the CSC Registry sends out an electronic confirmation to the Registrant for that Application.	99% within 60 minutes	$50 per missed confirmation below the committed level, up to $500
SLA-6	Carrier Notification
		CSC Registry's timeliness to process the Applications and notify Carriers, measured on calendar quarters. The response time is defined as the duration between the time the CSC Registry approves the CSC lease (i.e.: approves a completed Application and collects full payment from the Registrant) to the time the CSC Registry sends out electronic notifications to all participating Carriers regarding that Application.	99% within 1 Business Days	$100 per missed notification below the committed level, up to $1,000
SLA-7	Customer Support Calls during Business Hours
		CSC Registry Customer Care Help Desk's responsiveness to calls from CSC Service Users during Business Hours, measured on calendar quarters. The response time is defined as the duration between the time the Help Desk receives a call and the time a customer rep answers the phone or calls the caller back.	95% within 2 Business Hours	$50 per missed call below the committed level, up to $500

SLA-8	Customer Support Calls outside of Business Hours
		CSC Registry Customer Care Help Desk's responsiveness to calls from CSC Service Users outside of Business Hours, measured on calendar quarters. The response time is defined as the duration between the time the Help Desk receives a call and the time a customer rep answers the phone or calls the caller back.	95% within next Business Day	$50 per missed call below the committed level, up to $500
SLA-9	Email Inquiries
		CSC Registry Customer Care Help Desk's responsiveness to email inquiries sent from CSC Service Users during Business Hours, measured on calendar quarters. The response time is defined as the duration between the time the Help Desk receives an email and the time a response email is sent out to the sender.	90% within 2 Business Hours	$50 per missed response below the committed level, up to $500

Notes:

1)
NeuStar Holidays currently include: New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (2 days), and Christmas (2 days). The exact dates of these Holidays for each Calendar Year during the Term of the Contract will be published on the CSC Registry Website;

2)
Business Days are Monday through Friday except NeuStar Holidays;

3)
Business Hours are 9am to 8pm ET during Business Days; and

4)
The Performance Credits shall be waived during the Ramp-up Period.

EXHIBIT H TO THE

COMMON SHORT CODE ADMINISTRATION AGREEMENT

Reports

The Following Reports shall be made available to CTIA and participating Carriers. Such reports shall be updated weekly:

  •
  Active codes—Random and Selected

  •
  Expiring codes—random and Selected

  •
  List of Aggregators by participating Carrier

In addition, Registry may make available customized reports to CTIA and participating Carriers as the Parties mutually agree.

FIRST AMENDMENT TO

COMMON SHORT CODE LICENSE AGREEMENT

        This First Amendment ("First Amendment"), to the Common Short Code License Agreement, dated as of the    day of October, 2004 between NeuStar, Inc., a Delaware corporation, with offices located at 46000 Center Oak Plaza, Building X, Sterling, VA 20166 ("NeuStar") and the Cellular Telecommunications and Internet Association ("CTIA"), a District of Columbia non-profit corporation, located at 1400 16th Street, NW, Suite 600, Washington, DC 20036.

        WHEREAS, NeuStar entered into a Common Short Code License Agreement with the CTIA ("License Agreement") dated October 17, 2003 to develop and maintain a database of common short codes, to process common short code applications and assign common short codes to applicants and to engage in other Registry Services on behalf of members of the wireless industry;

        WHEREAS, NeuStar and CTIA now desire to temporarily amend certain terms of the License Agreement to modify the pricing provisions contained within the License during a common short code promotion to last from October 20, 2004 through January 20, 2005 ("Promotion Term").

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        I.     Terms used in this Amendment and not otherwise defined shall have the same meaning set forth in the License Agreement.

        II.    The Parties agree to modify the Registry Fees set forth in Exhibit C-1 of the License Agreement for twelve (12) month registrations of both "Vanity" and "Random" CSCs registered during the Promotion Term as follows:

          (a)   Random CSC = $375 per month per CSC

          (b)   Selected CSC = $750 per month per CSC

        III.  In addition, for each new CSC registered (and paid for) during the Promotion Term, each Registrant shall receive an additional month added to the term of the registration, at no charge to the Registrant. For example, if a Registrant registers a CSC for a three (3) month term, the Registrant shall pay three (3) months Registry Fees (at the discounted rate above) and receive a fourth (4th) month at no charge to the Registrant.

        IV.   The Parties agree to delete Subsection 6.3.5 in its entirety and replace with the following language:

          6.3.5    Carrier Reserved CSCs.    In addition to the Grandfathered CSCs as set forth in Section 6.3.2 above, Carriers may request, after the Commencement of Service Date, CSCs that are otherwise available, to be removed from the general pool of registration. Carriers may return Carrier Reserved CSCs to the available pool of CSCs at any time. Carriers may use Carrier Reserved CSCs within the pool of CSCs utilized through the CTIA for the purpose of conducting their own promotions and campaigns and may offer access to other carriers of such codes to further such promotions and campaigns; provided however, that nothing under this subsection is intended to allow carriers to reserve CSCs for third party sponsored campaigns or promotions.

        V. Except as specifically modified by this First Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

NEUSTAR, INC		CTIA
By:	Name: Title: Date:	By:	Name: Title: Date:

QuickLinks

COMMON SHORT CODE LICENSE AGREEMENT
LIST OF EXHIBITS
EXHIBIT A TO THE COMMON SHORT CODE AGREEMENT Implementation Schedule
EXHIBIT B TO THE COMMON SHORT CODE ADMINISTRATION AGREEMENT Registrant Sublicense Agreement
EXHIBIT C-1 TO THE COMMON SHORT CODE ADMINISTRATION AGREEMENT Common Short Codes Registry Fee Schedule
EXHIBIT C-2 TO THE COMMON SHORT CODE ADMINISTRATION AGREEMENT CSCA Royalties Calculation
EXHIBIT D TO THE COMMON SHORT CODE ADMINISTRATION AGREEMENT Reserved Codes / Grand-fathered Codes
Assignment Guidelines
ATTACHMENT 3 TO THE ASSIGNMENT GUIDELINES
SCHEDULE 1 TO EXHIBIT E OF THE COMMON SHORT CODE ADMINISTRATION AGREEMENT Application Form
EXHIBIT F TO THE COMMON SHORT CODE AGREEMENT Code of Conduct
EXHIBIT G TO THE COMMON SHORT CODE ADMINISTRATION AGREEMENT Service Level
EXHIBIT H TO THE COMMON SHORT CODE ADMINISTRATION AGREEMENT Reports
FIRST AMENDMENT TO COMMON SHORT CODE LICENSE AGREEMENT